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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

The Cheesecake Factory Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 20, 2012

Dear Stockholder:

        You are cordially invited to attend The Cheesecake Factory Incorporated annual meeting of stockholders on Thursday, May 31, 2012, at 10:00 a.m., Pacific Daylight Time. The meeting will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are providing access to our proxy materials over the Internet. This method helps us expedite your receipt of the proxy materials, lowers our cost of delivery and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice") to certain stockholders. All stockholders receiving the Notice can request a printed set of proxy materials. We are also mailing a full set of proxy materials, including a proxy card, to certain stockholders beginning on the date we file the attached Proxy Statement with the SEC. All stockholders can access the proxy materials at www.proxyvote.com. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice and in the attached Proxy Statement. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by the Internet, telephone or mail (see below for instructions) in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Sincerely,
/s/ David Overton
David Overton Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on May 31, 2012:
The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and posted. To vote by the Internet or telephone, first read the accompanying Proxy Statement and then follow the instructions below:
VOTE BY INTERNET		VOTE BY TELEPHONE
1.	Go to www.proxyvote.com.	1.	Using a touch-tone telephone, call 1-800-690-6903.
2.	Follow the step-by-step instructions provided.	2.	Follow the step-by-step instructions provided.

THE CHEESECAKE FACTORY INCORPORATED
26901 Malibu Hills Road
Calabasas Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
May 31, 2012

        The 2012 Annual Meeting of stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company"), will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Thursday, May 31, 2012, beginning at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"), for the following purposes:

  1.
  To elect seven (7) nominees to serve as directors of the Company for a term to expire at the Company's 2013 annual meeting of stockholders and until their respective successors shall be elected and qualified;

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2012, ending January 1, 2013;

  3.
  To approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC; and

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on April 4, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,
/s/ Debby R. Zurzolo
Debby R. Zurzolo Secretary
Calabasas Hills, California April 20, 2012

IF YOU PLAN TO ATTEND THE MEETING

        Attendance will be limited to stockholders. Admission will be on a first-come, first-served basis. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

1	INTRODUCTION
1	General
1	Internet Availability of Proxy Materials
1	Voting; Quorum; Abstentions and Broker Non-Votes
2	Proxies
2	Solicitation
ITEMS TO BE VOTED ON
3	Proposal 1: Election of Directors
4	Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
6	Proposal 3: Non-binding Advisory Vote on Executive Compensation
7	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
7	Our Board of Directors and Director Nominees
8	Director Independence
9	Board Leadership Structure and Lead Director
9	Role of Board of Directors in Risk Oversight
10	Meeting Attendance
10	Committees of the Board of Directors
12	Designation of Audit Committee Financial Experts
12	Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website
13	Stockholder Communication with the Board of Directors
13	Director Nominations Process
18	Compensation Committee Interlocks and Insider Participation
19	Board of Directors Compensation
21	Indemnification of Officers and Directors
22	Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements
23	Policies Regarding Review, Approval or Ratification of Transactions with Related Persons
24	FORWARD LOOKING STATEMENTS
24	EXECUTIVE COMPENSATION
24	Compensation Discussion and Analysis
47	Compensation Committee Report
48	Compensation of Named Executive Officers
49	Nonqualified Deferred Compensation
51	Grants of Plan-Based Awards in Fiscal 2011
52	Outstanding Equity Awards
54	Option Exercises and Stock Vested
54	Employment Agreements
57	Potential Payments upon Termination or Change of Control
62	REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
63	OTHER INFORMATION
63	Beneficial Ownership of Principal Stockholders and Management
65	Section 16(a) Beneficial Ownership Reporting Compliance
65	10b5-1 Trading Plans
65	Stockholder Proposals for the 2013 Annual Meeting of Stockholders
66	Availability of Annual Report and Form 10-K
66	Adjournment of the 2012 Annual Meeting
66	Other Matters

THE CHEESECAKE FACTORY INCORPORATED

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2012

INTRODUCTION

General

        This Proxy Statement is furnished to the stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company" and "we," "us" or "our"), in connection with the solicitation of proxies by our Board of Directors ("Board") for use at the annual meeting of stockholders to be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Thursday, May 31, 2012, beginning at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof ("Annual Meeting"). We intend to cause this Proxy Statement and proxy voting materials to be available to stockholders on or about April 20, 2012.

Internet Availability of Proxy Materials

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are providing access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials ("Notice") to certain stockholders. Our stockholders can access the proxy materials at www.proxyvote.com or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice and in this Proxy Statement.

        In addition, the Notice provides instructions to stockholders regarding receiving proxy materials in printed form by mail or electronically by email on an ongoing basis in the future. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting; Quorum; Abstentions and Broker Non-Votes

        On April 4, 2012, the record date fixed by the Board for the Annual Meeting ("Record Date"), 54,002,564 shares of our common stock were outstanding, and there were no outstanding shares of any other class of stock. Each holder of common stock is entitled to one vote for each share of common stock held of record. Only stockholders of record at the close of business on April 4, 2012 will be entitled to notice of and to vote at the Annual Meeting.

        The required quorum for the transaction of business at the Annual Meeting is a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy. Our Bylaws provide that unless otherwise provided by law, by the Certificate of Incorporation or the Bylaws, all elections and questions shall be decided by the vote of the holders of a majority of the shares of stock entitled to vote thereon present in person or by proxy at the Annual Meeting. Shares of stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining. Shares of voting stock represented by "broker non-votes" shall be treated as present for purposes of determining a quorum, but shall not be counted or deemed present for the purpose of determining whether stockholders approve a proposal. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and (i) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (ii) the record holder has indicated on the proxy card or has executed a proxy and otherwise notified us that it does not have authority to vote such shares on that matter.

        For Proposal 1, our Bylaws require that, in an uncontested election (such as the election to be held at this Annual Meeting), each director will be elected by the vote of the majority of votes cast. An uncontested election means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast "for" a director's election exceeds the number of votes cast "against" that director. A stockholder whose ballot is marked as "abstain" or a broker non-vote shall not be considered a vote cast and therefore will have no effect on the outcome of the vote, other than to reduce the number of affirmative votes required to elect a director.

        Proposals 2 and 3 require the approval of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions as to these proposals will count as votes "against" the proposal. A stockholder whose ballot is marked as "abstain" or a broker non-vote shall not be considered a vote cast and will have no effect on the outcome of the vote for the proposals other than to reduce the number of affirmative votes required to approve the proposals.

Proxies

        Proxies delivered pursuant to this solicitation are revocable prior to their exercise and at the stockholder's option by (i) attendance and voting at the Annual Meeting (although attendance at the Annual Meeting itself will not revoke a proxy), or (ii) filing a written notice with Debby R. Zurzolo, our Secretary, revoking the proxy, or (iii) submitting another duly executed proxy bearing a later date. Unless previously revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Annual Meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein.

        If no directions are given, the shares represented by such proxies will be voted:

  •
  FOR the election of the Board's nominees for director: David Overton; Alexander L. Cappello; Thomas L. Gregory; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; and Herbert Simon;

  •
  FOR the ratification of the selection of PricewaterhouseCoopers LLC as our independent registered public accounting firm for the fiscal year 2012, ending January 1, 2013; and

  •
  FOR approval of, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC.

        The named proxies may vote in their discretion upon such other matters as may properly come before the Annual Meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Solicitation

        We will pay for the cost of preparing, assembling and mailing the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. Our directors, officers and other staff members may solicit proxies, without additional remuneration, in person or by telephone, facsimile or email transmission. Banks, brokerage houses and other custodians, nominees or fiduciaries will be asked to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them for their reasonable out-of-pocket expenses incurred in that regard.

PROPOSAL ONE
Election of Directors

General

        Our Bylaws provide for a board of directors consisting of no less than five and no more than thirteen members. The exact number within this range is determined by resolution of the Board. The Board currently has set the number of directors at seven.

Nominees

        The Corporate Governance and Nominating Committee of the Board ("Governance Committee") recommended the nomination, which the Board approved, of the following individuals for re-election to the Board for a term that will expire at the 2013 annual meeting of stockholders and until their respective successors are elected and duly qualified: David Overton; Alexander L. Cappello; Thomas L. Gregory; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; and Herbert Simon. The Board appointed Laurence B. Mindel as a director effective March 2, 2012, to fill the vacancy resulting from the passing of Allen Bernstein in November 2011, for the remainder of Mr. Bernstein's term that will expire at the 2012 annual meeting of stockholders and until his successor is elected and duly qualified. For biographical information regarding the director nominees, please see the section entitled Our Board of Directors and Director Nominees in this Proxy Statement.

        Unless a stockholder specifies otherwise, the shares represented by each returned proxy will be voted FOR the election of David Overton; Alexander L. Cappello; Thomas L. Gregory; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; and Herbert Simon.

        In the event that any of the nominees becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the Board to fill the vacancy.

Required Vote

        Our Bylaws require that, in an uncontested election, each director will be elected by the vote of the majority of votes cast. An uncontested election means that the number of board seats available is the same as the number of nominees. A majority of votes cast means that the number of shares cast "for" a director's election exceeds the number of votes cast "against" that director. A stockholder whose ballot is marked as "abstain" or broker non-votes to which a stockholder otherwise gives no authority or direction shall not be considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF DAVID OVERTON; ALEXANDER L. CAPPELLO; THOMAS L. GREGORY; JEROME I. KRANSDORF; LAURENCE B. MINDEL; DAVID B. PITTAWAY; AND HERBERT SIMON TO THE BOARD OF DIRECTORS.

PROPOSAL TWO
Ratification of Selection of Independent Registered Public Accounting Firm

        The Audit Committee of our Board has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to conduct the audit of our books and records for fiscal 2012. PwC has served as our independent registered public accounting firm since our initial public offering in 1992. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.

        Although our governing documents do not require submission of this matter to stockholders, the Board believes that submission is consistent with current best practices in corporate governance and is seeking ratification of the appointment by stockholders. In the event that stockholders fail to ratify the selection of PwC, the Audit Committee will regard such vote a direction to consider the selection of a different independent registered public accounting firm. Even if the selection of PwC is ratified by the stockholders at the Annual Meeting, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that a change would be in our and our stockholders' best interests.

Independent Registered Public Accounting Firm Fees and Services

        The following table sets forth the aggregate fees billed by PwC to us during the last two fiscal years:

	Fiscal 2011	Fiscal 2010
Audit Fees	$545,600	$534,755
Audit-Related Fees	—	—
Tax Fees	12,500	16,995
All Other Fees	1,800	—

Total Fees	$559,900	$551,750

        Audit Fees represent the aggregate fees billed by PwC for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

        Tax Fees represent the aggregate fees billed by PwC for tax compliance services.

        All Other Fees represent the aggregate fees billed by PwC for services other than those reported in the above categories. For fiscal 2011, these services consisted of providing access to an accounting literature research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

        The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee established a policy requiring that it pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence as well as whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as familiarity with our business, staff members, culture, accounting systems, risk profile and other factors, and input from our management. The Audit Committee's charter authorizes the Audit Committee to delegate to one or more of its members the pre-approval of audit and permissible non-audit services, provided that those members report any pre-approvals to the full Audit Committee. Pursuant to this authority, the Audit Committee has delegated to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings, provided that the amount of fees for any particular services requested does not exceed $10,000 and the Chair reports any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee's responsibility to pre-approve permitted services of the independent registered public accounting firm. In addition, the policy prohibits our auditors from providing internal control-related services to us unless such engagement has been specifically pre-approved by the Audit Committee. None of the services related to the Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Required Vote

        The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 2 and, accordingly, will have the effect of a vote "AGAINST" Proposal 2. Broker non-votes will not be considered as present and entitled to vote on this Proposal 2. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 2 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLC AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

PROPOSAL THREE
Non-binding Advisory Vote on Executive Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and as a matter of good corporate governance practices, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC (commonly referred to as a "say-on-pay vote"). This non-binding, advisory vote on executive compensation will be presented to our stockholders on an annual basis, in response to the stockholder vote at our 2011 annual meeting of stockholders where the holders of a majority of our shares voted in favor of an annual "say on pay" vote. Accordingly, you may vote on the following resolution at our 2012 Annual Meeting:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement, is hereby APPROVED."

        As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to motivate our executives to drive the success of our Company. We believe that our compensation programs have played a material role in our ability to achieve strong financial results, even during difficult economic times, and to attract and retain a highly experienced, motivated and successful team to manage our Company. Our compensation programs, with a balance of short-term incentives (including performance-based cash bonus awards), long-term incentives (including stock options and restricted stock awards that generally vest over five years) and executive stock ownership guidelines, reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement for a full description of our executive compensation programs.

        This vote is advisory only and nonbinding. The Board and the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate.

Required Vote

        The approval of the resolution set forth above requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 3 and, accordingly, will have the effect of a vote "AGAINST" Proposal 3. Broker non-votes will not be considered as present and entitled to vote on this Proposal 3. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 3 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE RESOLUTION SET FORTH ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board of Directors and Director Nominees

        Listed below are the names of our directors and director nominees, their ages as of the Record Date, and certain other information. In March 2012, the Board appointed Laurence B. Mindel to fill an existing vacancy on the Board created by the passing of Allen Bernstein in November 2011. The Board nominated all seven of the Company's directors for re-election at the Annual Meeting to serve a one-year term expiring at the next annual meeting of shareholders and until their respective successors are elected and duly qualified. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

Name	Age	Position	Director Since	Term Expires at Annual Meeting
David Overton	66	Chairman of the Board, Chief Executive Officer	1992	2012
Alexander L. Cappello	56	Director	2008	2012
Thomas L. Gregory	76	Director	1992	2012
Jerome I. Kransdorf	73	Lead Director	1997	2012
Laurence B. Mindel	74	Director	March 2012	2012
David B. Pittaway	60	Director	2009	2012
Herbert Simon	77	Director	2011	2012

Director Nominees

        David Overton has served as our Chairman of the Board and Chief Executive Officer since our incorporation in February 1992. He co-founded the Company with his parents, Evelyn and Oscar Overton. Mr. Overton created the Company's namesake restaurant and opened the first The Cheesecake Factory restaurant in 1978 in Beverly Hills, California. He grew The Cheesecake Factory® into a national chain and created two other concepts, Grand Lux Cafe® and RockSugar Pan Asian Kitchen®. Under Mr. Overton's leadership, the Company's revenues increased to $1.8 billion in 2011, with The Cheesecake Factory leading the casual dining industry in average annual sales per restaurant of $10 million. Mr. Overton's professional honors include the International Foodservice Manufacturers Association "Silver Plate Award," recognizing the most outstanding and innovative talent in foodservice operations; the "Executive of the Year Award" from Restaurants & Institutions Magazine; and the "MenuMasters Hall of Fame Award" from Nation's Restaurant News, for his outstanding contributions to menu design and foodservice research and development, among many others.

        Alexander L. Cappello is Chairman and Chief Executive Officer of Cappello Capital Corp., a global merchant banking firm, which has conducted business in over 50 countries where its principals have completed over $155 billion in transactions. Mr. Cappello has 39 years of global experience in corporate management, corporate finance, investment banking and merchant banking. He currently serves as a director of California Republic Bank and a number of private companies, as well as an advisory board member of the RAND Corporation Center for Middle East Public Policy. In addition, he served as a director for a number of public companies prior to their acquisition or privatization, including Koo Koo Roo, Inc., Cytrx Corp., and Genius Products, Inc.

        Thomas L. Gregory has over 50 years of experience in the food service industry. He served as Vice Chairman of the board of directors of Sizzler International, Inc., a restaurant chain, until August 1994. Mr. Gregory served as President, Chief Executive Officer and a member of the board of directors of Sizzler from 1982 to 1991, and then served as President of its successor company until his retirement in 1992.

From 1974 to 1991, he served as Vice President for Collins Foods International, Inc., a food service company, and retained such position concurrently with his positions at Sizzler. Mr. Gregory served as a member of the board of directors of Regis Corporation, the world's largest chain of retail hair care operations, from 1996 through October 2010.

        Jerome I. Kransdorf has more than 40 years of investment management experience. He currently serves as President of JaK Direct, a division of Muriel Siebert & Co., Inc. From 1997 to 2001, Mr. Kransdorf served as Senior Vice President of J. & W. Seligman & Co. Incorporated, an investment advisory firm. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies.

        Laurence B. Mindel has nearly 40 years experience as a restaurant creator, developer and operator and is currently the managing partner of Poggio Trattoria, an award-winning Italian restaurant in the San Francisco Bay Area. In 1970, he co-founded Spectrum Foods, whose restaurant portfolio included, among others, California-based restaurants Ciao, Prego, MacArthur Park, Guaymas and Harry's Bar. Following the acquisition of Spectrum Foods by Saga Corp. (NYSE) in 1984, Mr. Mindel served as President of Saga's restaurant group where he directed the operations of more than 200 restaurants with combined revenue of over $375 million. Following his departure from Saga in 1986, he founded and served as the Chairman and Chief Executive Officer of Il Fornaio, a restaurant company he took public in 1997 (subsequently taken private in 2001) and on whose board of directors he served until July 2011. Mr. Mindel's professional honors include receipt of Nation's Restaurant News "Golden Chain" award, International Foodservice Manufacturers Association "Gold Plate" award, and Food Arts Magazine "Silver Spoon" award. In 1998, he was inducted into the California Restaurant Association's Hall of Fame.

        David B. Pittaway is Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has been Vice President and Secretary of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998, Mr. Pittaway was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Previously, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is a member of the boards of directors of Bravo Brio Restaurant Group and the Dystrophic Epidermolysis Bullosa Research Association of America. He was formerly a director of Morton's Restaurant Group and McCormick & Schmick's Seafood Restaurants. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund.

        Herbert Simon is the Chairman Emeritus of the board of Indianapolis-based Simon Property Group, Inc., a member of the S&P 500 and the largest U.S. publicly-traded real estate company, and has served on its board since 1993. Throughout his career, Mr. Simon has maintained a leadership position within the retail property industry by developing high profile retail facilities, including, but not limited to, The Forum Shops at Caesars, Roosevelt Field, and The Fashion Centre at Pentagon City. Additional diversified business interests beyond real estate include ownership of the National Basketball Association's franchise Indiana Pacers. Mr. Simon also served as the former Chairman of the National Basketball Association's Board of Governors and continues to serve as a member of such board. He is also active in numerous community and civic organizations.

        Except as set forth above, each nominee has been engaged in his principal occupation described above during the past five years. There are no family relationships between any of our directors or executive officers as defined under SEC and NASDAQ rules.

Director Independence

        The Board has determined each of the following directors to be an "independent director" as such term is defined under SEC and NASDAQ rules and under the Company's Policies and Procedures Regarding Board of Director Candidates discussed below in the Director Nominations Process section of this

Proxy Statement: Alexander L. Cappello; Thomas L. Gregory; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; and Herbert Simon. In this Proxy Statement, these six directors are referred to individually as an "Independent Director" and collectively as the "Independent Directors."

Board Leadership Structure and Lead Director

        Our Chief Executive Officer, David Overton, also serves as Chairman of our Board. Mr. Overton, who founded the Company along with his parents, Oscar and Evelyn Overton, was the driving force behind the creation and opening of The Cheesecake Factory restaurant concept and has served in a combined role as CEO and Chairman since 1992. We believe this leadership structure enables Mr. Overton to function as the critical link between the Board and the operating organization. It also streamlines communications with and among the Board on key topics such as our strategic objectives and long-term planning.

        In addition to Mr. Overton's leadership on the Board, we determined that the appointment of an independent, lead director ("Lead Director") would be appropriate in order to establish another layer of Board oversight, share certain responsibilities with, and facilitate communication between, our Chairman and our Independent Directors, and continue to follow best practices in corporate governance. To this end, in June 2008, the Board adopted a policy regarding the appointment of a Lead Director—one Independent Director who is selected annually by the Independent Directors. Mr. Cappello served as Lead Director from July 2008 through June 2011 when the Independent Directors selected Allen Bernstein to serve as Lead Director. Mr. Bernstein served as Lead Director until his passing in November 2011, and in March 2012, the Independent Directors selected Mr. Kransdorf to serve as Lead Director.

        The Lead Director presides at executive sessions of the Independent Directors, serves as principal liaison between the Independent Directors and the Chairman of the Board, coordinates the agenda and materials for meetings of the Board, advises the Chairman of the Board concerning scheduling of meetings, makes recommendations to the Chairman of the Board regarding the retention of advisors and consultants who report directly to the Board, makes recommendations to the Board and the Chairman regarding significant corporate governance issues, oversees the Governance Committee's review of our compliance with corporate governance policies adopted by the Board, and oversees the annual evaluation of the Board and its committees. Our policy regarding the responsibilities of our Lead Director is available on our website. For information on where to access this document, please see the section below entitled Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.

Role of Board of Directors in Risk Oversight

        Our Board retains responsibility for oversight of risks related to our operations. While the Audit Committee of the Board monitors risks related to our financial statements, the Board has determined that oversight of enterprise-wide risk should remain with the full Board due to the strategic nature of enterprise risk management and the Board's desire to receive feedback from a broad spectrum of disciplines regarding management's plans with respect thereto. The Board meets regularly with our management to review the effectiveness of processes for identifying and managing significant risks. The Board also reviews with management the strategic objectives that may be affected by identified risks, the level of appropriate risk tolerance, our plans for monitoring, mitigating and controlling risk, the effectiveness of such plans and our disclosure of risk.

        The Board receives information regarding risk management from members of our executive management. In addition, we formed an Enterprise Risk Management Committee ("ERM") with specific responsibilities and duties, led by our Vice President of Internal Audit and our Vice President of Risk Services. The ERM provides periodic reports to the Board. In addition, the Board formed an Enterprise Risk Management Advisory Committee ("ERM Advisory Committee") that meets periodically with members of executive management and the ERM, oversees the Company's efforts to manage its risks and establishment and implementation of a risk oversight framework, and reviews the effectiveness of the risk oversight framework.

Meeting Attendance

        During fiscal 2011, the Board held eight meetings and the Independent Directors held four executive sessions. Meetings include both in-person and telephonic meetings. For information regarding committee composition and number of committee meetings held during fiscal 2011, please see the section below entitled Committees of the Board of Directors. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he served.

        Our policy regarding Board members' attendance at our annual meeting of stockholders and our procedure for annual committee membership and chair assignments are both available on our website in our Corporate Governance Guidelines. For information on where to access this document, please see the section below entitled Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website. All of our directors then in office attended our 2011 Annual Meeting.

Committees of the Board of Directors

        The Board has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Enterprise Risk Management Advisory Committee. Committee membership since our 2011 annual meeting of stockholders was as follows:

Board Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Enterprise Risk Management Advisory Committee

David Overton, Chairman of the Board	–	–	–	Chair

Allen J. Bernstein(1)	–	Member	Member	–

Alexander L. Cappello	Member*	Chair	–	Member

Thomas L. Gregory(2)	Member*	–	–	–

Jerome I. Kransdorf	–	Member	Chair	–

Laurence B. Mindel(3)	–	Member	Member	–

David B. Pittaway(2)	Chair*	–	–	Member

Herbert Simon	–	Member	Member	—

Number of Meetings in 2011	11	13	3	1

*
Designated by the Board as an "audit committee financial expert"

(1)
Served in designated capacities until his passing in November 2011.

(2)
Mr. Gregory served as Chair of the Audit Committee until March 2012 when Mr. Pittaway was appointed to succeed him.

(3)
Appointed to the designated committees effective March 2, 2012.

        The Board determined that each member of the committees of the Board in service for part or all of fiscal 2011 met the independence requirements applicable to those committees prescribed by SEC and NASDAQ rules (other than the ERM Advisory Committee which is not required under such rules to be comprised solely of Independent Directors). The Governance Committee recommends committee membership and chair assignments to the Board, which the Board considers when making committee and committee chair assignments at its meeting immediately following the annual meeting of stockholders. Changes to committee assignments are also made from time to time during the course of the year, as deemed appropriate by the Board. The role of each committee is described below.

        Audit Committee.    The Audit Committee operates pursuant to a written charter and is primarily responsible for monitoring the quality and integrity of our financial statements and related disclosure, and systems of internal controls regarding risk management, finance and accounting; monitoring our compliance with legal and regulatory requirements; monitoring our independent auditor's qualifications and independence; monitoring the performance of our internal audit function and independent auditors; providing an avenue of communication among the independent auditors, management and the Board; and issuing the report of the Audit Committee required by the SEC to be included in our proxy statement.

        The Audit Committee conducts an annual performance evaluation of its charter, composition, complaint procedures, financial oversight responsibilities and other matters. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our public accounting firm engaged to issue an audit report or perform other audit, review or attest services. The Audit Committee pre-approves the audit work, as well as all non-audit work, to be performed by our external auditors after considering its permissibility under SEC rules and its impact on auditor independence. The Audit Committee also reviews material written communications the external auditors may provide to management and discusses any concerns with the auditors and management.

        We adopted a written Code of Ethics for our directors, executive officers and senior financial officers, a copy of which is available on our website. Our Code of Ethics requires prompt reporting of potential conflicts to the Audit Committee.

        Pursuant to its charter, the Audit Committee reviews our policies and procedures relating to conflicts of interest and approves any proposed "related person transaction." For this purpose, "related person transaction" means a transaction required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC. For a discussion of our policies with respect thereto, see Policies Regarding Review, Approval or Ratification of Transaction with Related Persons in this Proxy Statement.

        Our Vice President of Internal Audit reports directly to the Audit Committee and is responsible for conducting comprehensive audits of our internal financial controls and the operational effectiveness of related activities and systems.

        Compensation Committee.    The Compensation Committee operates pursuant to a written charter. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and all other executive officers. The Compensation Committee reviews and approves all employment, retention and severance agreements for executive officers and prepares, or causes to be prepared, the Compensation Committee Report in our proxy statement. The Compensation Committee also makes recommendations to the Board concerning non-employee director compensation.

        The Compensation Committee approves and administers our incentive compensation programs, including our equity and bonus incentive plans. The Compensation Committee makes recommendations to the Board with respect to incentive and equity compensation plans and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans or management perquisites. The Compensation Committee authorizes and approves all grants of equity compensation to our employees under our equity compensation plans. The Compensation Committee conducts an annual evaluation of its charter.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee ("Governance Committee") operates pursuant to a written charter. The Governance Committee is responsible for evaluating issues and developments related to corporate governance and making recommendations to the Board with respect to corporate governance standards, corporate governance proposals from stockholders, the establishment and composition of committees of the Board and potential candidates for nomination as Board members. The Governance Committee is responsible for overseeing and recommending programs and activities for the continuing education of directors. The Governance Committee also identifies potential candidates for nomination or appointment as directors and makes recommendations to the Board concerning nominees to be presented for stockholder approval and to fill any vacancies. The Governance Committee conducts an annual evaluation of its charter.

        Enterprise Risk Management Advisory Committee.    The Board established an Enterprise Risk Management Advisory Committee ("ERM Advisory Committee") to assist the Board in oversight of significant risks facing the Company. The ERM Advisory Committee operates pursuant to a written charter and its responsibilities include overseeing the Company's efforts to manage its risks and establishment and implementation of a risk oversight framework, and reviewing the effectiveness of such risk oversight framework. As part of its responsibilities, the ERM Advisory Committee reviews and evaluates the effectiveness of management's processes for identifying the Company's significant risks, including reviewing and evaluating management's timeliness in reporting significant risks to the Board. The ERM Advisory Committee also reviews and evaluates the effectiveness of the Company's efforts to manage such risks and of management's communication of the Company's risk management policies, procedures and processes to staff members. The ERM Advisory Committee also reviews and evaluates the Company's disclosure of significant risks in all filings with the SEC.

        The ERM Advisory Committee meets periodically with executive management and management's Enterprise Risk Management Committee and conducts an annual evaluation of its charter.

        Other Committees.    The Board of Directors has the discretion to establish other committees and subcommittees from time to time. No additional committees or subcommittees have been established at this time.

        Committee Charters.    All of our committee charters are available on our website. For information on where to access these documents, please see the section below entitled Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.

Designation of Audit Committee Financial Experts

        With the assistance of our outside legal counsel, the Board reviewed the applicable legal standards for independence and criteria for determination as to each individual who may be deemed an "audit committee financial expert," as well as responses to annual questionnaires completed by the directors, and has determined that each of David B. Pittaway, Chairman of the Audit Committee, Alexander L. Cappello and Thomas L. Gregory is an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K adopted by the SEC.

Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website

        Our Board is committed to ethical business practices and believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. In the spirit of this commitment, the Board has adopted a Summary of Corporate Governance Principles and Guidelines ("Corporate Governance Guidelines") which includes, among other topics, the size and operations of our Board and its committees, independence of directors, selection and responsibilities of our Lead Director, Board membership criteria, service by our Board members on boards of other publicly traded companies, director and executive officer stock ownership guidelines and holding periods, our Board member retirement policy, and our policy on communicating concerns to our Board. In addition, the Corporate Governance Guidelines address certain requirements for continuing education of our directors.

        Our Corporate Governance Guidelines, as well as other information related to corporate governance of the Company, are available on our website at www.thecheesecakefactory.com, by clicking on the links for "Investors" and "Corporate Governance", including:

  •
  Bylaws

  •
  Code of Ethics for Executive Officers, Senior Financial Officers and Directors

  •
  Code of Ethics and Code of Business Conduct

  •
  Policy on Lead Director

  •
  Committee Charters (Audit, Compensation, Corporate Governance and Nominating, Enterprise Risk Management Advisory Committee)

  •
  Equity Grant Procedures

  •
  Policy on Reimbursement of Incentive Payments

  •
  Policies Regarding Board of Director Candidates

  •
  Succession Planning Policy Statement

  •
  Director and Executive Officer Stock Ownership Guidelines

Stockholder Communications with the Board of Directors

        Our Corporate Governance Guidelines described above include the policy our Board has adopted for stockholders and employees who wish to communicate any concern directly to the Board. Please see Section VI of our Corporate Governance Guidelines, a copy of which is available on our corporate website (see above), for a description of this process.

Director Nominations Process

        The Board has adopted a policy and procedure regarding Board candidates ("Nominations Policy"). The purpose of the Nominations Policy is to describe the process by which candidates are selected for possible inclusion in the Board's recommended slate of director nominees. The Governance Committee of the Board administers the Nominations Policy and is responsible for identifying candidates for nomination or appointment to the Board. To fulfill this function, the Governance Committee at least annually reviews the size and composition of the Board and its committees, including the number of directors eligible for election at the annual meeting of stockholders, in accordance with our Certificate of Incorporation and Bylaws. The Governance Committee may solicit recommendations for nominees from other directors, members of management or others. In addition, the Governance Committee will consider recommendations of a stockholder of record who timely complies with these policies and procedures.

        We have implemented a majority vote policy which is set forth in our Bylaws such that in order to be considered for nomination by the Board, an individual must agree that, if elected, he or she will submit an irrevocable resignation effective upon (i) the director's failure to receive a majority vote in an uncontested election at which he or she is subject to reelection, and (ii) acceptance of the resignation by the Board.

        Minimum Qualifications.    The Governance Committee has identified the following minimum qualifications for candidates for nomination to the Board:

  •
  Each candidate must consent in writing to be named in our proxy statement as a nominee and to serve as a director of the Company if nominated, elected or appointed, and qualified.

  •
  Each candidate must agree that if elected he or she will submit an irrevocable resignation to our corporate Secretary promptly following his or her election or reelection that will be effective upon (i) such director's failure to receive a "majority vote" for reelection in any "uncontested election" (as those terms are defined in our Bylaws) at which he or she is subject to reelection; and (ii) acceptance of that resignation by the Board in accordance with the Bylaws and any policies and procedures adopted by the Board for such purposes.

  •
  Each candidate's service as a director must not cause us or any of our subsidiaries to lose, or to be threatened with the loss of, any application for, right to the use of, or entitlement to, any material governmental license, authorization or permit.

  •
  Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

  •
  Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

  •
  No candidate or family member (as defined under NASDAQ rules) of a candidate may have any current material personal, financial or professional interest in any company which is determined by the Committee to be a significant competitor of ours.

  •
  Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee, and not have other personal or professional commitments that would, in the Governance Committee's sole judgment, interfere with or limit his or her ability to do so.

  •
  Each candidate shall be prepared not to serve as a member of the board of directors of more than two publicly traded companies in addition to ours without prior approval of the majority of the Independent Directors.

  •
  Each candidate shall not have attained the age of 79 as of the date of appointment or election to the Board.

        Criteria for Evaluating Candidates; Diversity.    In evaluating nominations, the Governance Committee will seek to achieve a balance of different capabilities and overall diversity in the areas of personal and professional experiences and backgrounds, financial, managerial and operational knowledge; variety of opinions and perspectives; and other differentiating characteristics with the goal of seeking and selecting candidates who will enhance the Board's ability to adequately perform its responsibilities, increase stockholder value and adhere to good corporate governance practices.

        The Governance Committee will consider the following criteria in evaluating candidates for nomination in light of the size and composition of the Board and its committees:

  •
  Satisfaction of the minimum qualifications established by the Governance Committee.

  •
  Education and other training.

  •
  Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations.

  •
  Whether the candidate is a party to any action or arbitration adverse to us or any of our subsidiaries.

  •
  Whether the candidate would qualify as an "independent" director as defined by NASDAQ's listing standards.

  •
  Whether the candidate would qualify as an "independent director" as defined in our "Policies and Procedures Regarding Board of Directors Candidates."

  •
  Whether the nomination and election of the candidate would result in less than two-thirds of the Board being "independent directors" as defined in our "Policies and Procedures Regarding Board of Directors Candidates."

  •
  Whether the candidate would qualify as an "audit committee financial expert."

  •
  Whether the candidate has been involved in any legal proceeding that would be required to be disclosed by us pursuant to Item 401(f) ("Involvement in Certain Legal Proceedings") of Regulation S-K.

  •
  Whether any business relationships exist, or have existed, that would be required to be disclosed pursuant to Item 404 ("Transactions with Related Persons, Promoters and Certain Control Persons") of Regulation S-K.

  •
  The candidate's reputation for judgment and honesty.

  •
  Whether we would be required to disclose any of the relationships described in Item 407(e) of Regulation S-K.

  •
  The number and identity of any other boards of directors of which the candidate is a member.

  •
  Other professional and personal commitments that could affect the candidate's ability to serve.

  •
  Whether the candidate has provided accurate and complete responses to any requests for additional information by the Governance Committee.

  •
  Other relevant characteristics that would enhance the Board's ability to adequately perform its responsibilities, increase stockholder value, and adhere to good corporate governance practices.

  •
  Any history of criminal convictions.

  •
  Whether the candidate has agreed to be interviewed by the Governance Committee, if requested.

        Qualifications of Current Directors and Director Nominees.    As described above, the Governance Committee of the Board evaluates the qualifications of our director nominees prior to each annual meeting of stockholders. As part of this evaluation process, the Governance Committee reviews the current composition of the Board and assesses whether the qualifications of each director continue to meet the Committee's requirements for Board service. The following is a description of the particular experience, qualifications, attributes and skills that led the Governance Committee to recommend, and the Board to nominate, each person listed below as a director of the Company.

        David Overton has served as our CEO and Chairman of the Board since our incorporation in February 1992. When evaluating Mr. Overton's qualifications for continuation of his Board service, the Governance Committee and Board considered Mr. Overton's essential leadership role with us, his unique perspective and understanding of our mission, vision and values, the extent and depth of his knowledge and experience related to us and our concepts, and the importance of Mr. Overton's strategic vision.

        Alexander L. Cappello has served on the Board since 2008. When evaluating Mr. Cappello's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Cappello's extensive executive management and financial background, including as Chairman and CEO of Cappello Capital Corp., a global merchant banking firm with international business experience in over 50 countries, his international management and marketing experience, his prior service as Lead Director, his service as the Chair of our Compensation Committee and member of our Audit Committee, his current status as an "independent director" for purposes of NASDAQ and SEC rules, his designation by our Board as an "audit committee financial expert", his service on the boards of other public companies, including a restaurant company, his corporate governance expertise, and his personal accomplishments, including those as a Trustee for the University of Southern California and the City of Hope.

        Thomas L. Gregory has served on the Board since 1992, following our initial public offering. When evaluating Mr. Gregory's qualifications for continuation of his Board service, the Governance Committee and Board considered Mr. Gregory's over 50 years of experience in the food service industry, his depth of knowledge and experience specific to us, his former service as Chairman and current membership on the Audit Committee, his designation as an "audit committee financial expert", his prior service as a member of the Compensation and Governance Committees, his current status as an "independent director" under NASDAQ and SEC rules, and his prior service on a board of another public company.

        Jerome I. Kransdorf has served on the Board since 1997. When evaluating Mr. Kransdorf's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Kransdorf's more than 40 years of investment management experience, his depth of knowledge and experience specific to us, his current service as Chair of the Governance Committee and member of the Compensation Committee, his prior service on the Audit Committee, and his current status as an "independent director" under NASDAQ and SEC rules.

        Laurence B. Mindel was appointed to the Board in March 2012 to fill the vacancy created by the passing of Allen Bernstein. When evaluating Mr. Mindel's qualifications for nomination for election to the Board at the 2012 Annual Meeting, the Governance Committee and the Board considered Mr. Mindel's nearly 40 years experience in the restaurant industry, both as a concept creator and an operator, his experience guiding a publicly-traded restaurant company, and his current status as an "independent director" under NASDAQ and SEC rules.

        David B. Pittaway has served on the Board since 2009. When evaluating Mr. Pittaway's qualifications for continuation of his Board service, the Governance Committee and the Board considered his extensive financial and industry experience, including his service on audit committees of other public restaurant companies, his legal background and familiarity with SEC rules and regulations related to public companies, his current status as an "independent director" for purposes of NASDAQ and SEC rules, his service as a member and now Chairman of our Audit Committee and designation as an "audit committee financial expert" by the Board, and his personal accomplishments, including those as a director and co-founder of the Armed Forces Reserve Family Assistance Fund.

        Herbert Simon has served on the Board since June 2011. When evaluating Mr. Simon's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Simon's considerable domestic and international commercial real estate experience, including his tenure with Simon Property Group, a publicly-held real estate company of which he is Chairman Emeritus and a member of the board of directors, his prior service as a member of the Compensation Committee, and his current status as an "independent director" under NASDAQ and SEC rules.

        General Nomination Right of All Stockholders.    Stockholders may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. Stockholder nominations for the election of directors may only be made by a stockholder of record on both the date of giving notice and on the record date for such meeting by giving timely written notice to our Secretary at our principal offices. Such notice must be received no less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever is first, or no less than 90 days or more than 120 days prior to the annual meeting.

        In the event that the number of a class of directors to be elected is increased and we make no public announcement, at least 100 days prior to the first anniversary of the preceding year's annual meeting, in which we name all of the nominees for director or specify the size of the increased Board of Directors, a stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if the notice is delivered to, or mailed and received at, our principal executive offices (addressed to our Secretary) no less than 10 calendar days following the day on which we make the public announcement. In the case of a special meeting of stockholders called for the purpose of electing directors, notice will be timely if the stockholder provides written notice to our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the meeting date was made, whichever first occurs, or no less than 90 or more than 120 days prior to the meeting. The stockholder's notice must include all of the information required by our Bylaws. If the stockholder provides a statement that the stockholder intends to deliver a proxy statement and form of proxy, the nomination may not be brought before the meeting unless the stockholder has delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by the stockholder to be sufficient to elect the nominee or nominees proposed by the stockholder.

        The foregoing summary is not a complete description of the provisions of our Bylaws pertaining to stockholder nominations and proxies. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to our Secretary at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section above entitled Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.

        Stockholder Recommendations to the Governance Committee for Nomination of Directors.    A stockholder of record may also recommend a candidate for consideration by the Governance Committee. In order to give the Governance Committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Secretary at our principal executive offices no later than the 120th calendar day before the date of our proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders. With respect to the 2013 annual meeting of stockholders, recommendations must be received on or before December 21, 2012. The stockholder's recommendation must include all of the following:

  •
  The stockholder's name, address and telephone number.

  •
  The recommended candidate's name, address and telephone number.

  •
  The written consent of the recommended candidate to be named in our proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve.

  •
  A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names).

  •
  A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate.

  •
  Information regarding the recommended candidate as to each of the criteria identified above for evaluating recommendations.

        Evaluation of Candidates.    The Governance Committee will consider all candidates identified through the process outlined above and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Governance Committee's initial evaluation a candidate continues to be of interest to the Governance Committee, the Chair of the Governance Committee will interview the candidate and communicate his or her evaluation to the other committee members and the Chairman of the Board. Other members of the Governance Committee and senior management will conduct subsequent interviews. Ultimately, background and reference checks will be conducted and the Governance Committee will meet to finalize its list of recommended candidates for consideration by the full Board. If an incumbent is nominated, the interview process may be abbreviated at the discretion of the Chair of the Governance Committee. If the Chair of the Governance Committee is being considered for re-nomination, the other Governance Committee members shall appoint another member of the Governance Committee to head the review process for the Chair's reconsideration.

        Future Revisions to the Nominations Policy.    The Governance Committee's Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the director nomination process. The Governance Committee intends to review this policy and procedure at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and to conform with changes in applicable legal or listing standards.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2011, Messrs. Bernstein, Cappello, Kransdorf and Simon, and a former director, Agnieszka Winkler, served on the Compensation Committee, with Ms. Winkler serving as Chair until her departure from the Board and its committees in June 2011. Following the 2011 Annual Meeting of Stockholders, Mr. Cappello was appointed Chair of the Compensation Committee and Mr. Simon was appointed to serve as a member of the Compensation Committee. Mr. Bernstein served on the Compensation Committee until his passing in November 2011. Mr. Mindel was appointed to the Compensation Committee effective March 2, 2012. During fiscal 2011, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had a relationship requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during fiscal 2011.

Board of Directors Compensation

        The following table sets forth information regarding the cash compensation arrangements for Independent Directors who served on our Board in fiscal 2011 and the cash compensation arrangements for fiscal 2012 as approved by the Board in November 2011. Members of the Board who are not Independent Directors do not receive fees for their service on the Board and its committees.

Board of Directors Fees	Fiscal 2011	Fiscal 2012

Annual fee	$35,000	$50,000

One time initial new director fee(1)	$25,000	$0

Cash payment in lieu of equity grant in 2011(2)	$75,000	$85,000

Lead Director annual fee	$15,000	$15,000

Audit Committee Chair annual fee	$10,000	$15,000

Compensation Committee Chair annual fee	$7,500	$10,000

Governance Committee Chair annual fee	$7,500	$7,500

Enterprise Risk Management Advisory Committee Chair annual fee(3)	$7,500	$7,500

Attendance at each in-person or telephonic meeting of the Board of Directors	$1,500	$1,500

Attendance at in-person or telephonic committee meetings taking place on a date other than the day of a regularly scheduled Board meeting (limit one per day) other than regularly scheduled telephonic meetings of the Compensation Committee(4)	$1,500	$1,500

Attendance at regularly scheduled telephonic meetings of the Compensation Committee(4)	$1,000	$1,000

(1)
With respect to new directors appointed or elected, the Board authorized a one-time cash payment of $25,000 immediately following election to the Board to each individual to retain his or her services as a new director. This payment was eliminated beginning in fiscal 2012.

(2)
The Board authorized a cash payment of $75,000 (payable in quarterly installments of $18,750 each for each fiscal quarter or portion thereof) to each director in lieu of a stock option grant. Stock options currently are not awardable to non-employee directors due to the expiration in May 2007 of the 1997 Non-Employee Director Stock Option Plan (as amended) ("Director Plan"). The cash payment was increased to $85,000 beginning in fiscal 2012 and is payable in quarterly installments of $21,250 each for each fiscal quarter or portion thereof.

(3)
Mr. Overton currently serves as Chair of the Enterprise Risk Management Advisory Committee but receives no fees for acting in such capacity since he is not an Independent Director.

(4)
If more than one meeting (in person or telephonic) occurs on any one day, only one attendance fee is paid for all meetings attended on that day.

        The annual fee, Lead Director fee, committee Chair fees and cash payments in lieu of equity grants are paid quarterly as earned, following the end of each quarter, unless otherwise noted. Board or committee meeting attendance fees are paid monthly, following the end of each month. No fees are paid to Independent Directors with respect to attendance at executive sessions of the Board.

        In order to continue to assure that the interests of our Independent Directors are aligned with the long-term interests of our stockholders, in 2010 we adopted a Non-Employee Director Stock Ownership Policy which requires our non-employee directors to acquire and thereafter maintain ownership of shares of our Company's common stock equal in fair market value to three times their annual base retainer fee. For a full description of our stock ownership policy, please see Director and Executive Stock Ownership Guidelines, Holding Periods and Other Requirements below.

        The following table sets forth certain information regarding the compensation earned by each Independent Director who served on our Board in fiscal 2011. Mr. Overton, as an employee of the Company, is not an Independent Director and is not compensated for his services on the Board or the Risk Management Advisory Committee.

DIRECTOR COMPENSATION FOR FISCAL 2011

Name	Total Fees Earned or Paid in Cash ($)(1)

Allen J. Bernstein(2)(3)	$118,667

Alexander L. Cappello	$154,125

Thomas L. Gregory(3)	$142,500

Jerome I. Kransdorf(3)	$144,000

David B. Pittaway	$132,500

Herbert Simon(4)	$99,667

Agnieszka Winkler(5)	$63,583

(1)
Includes $75,000 cash payment in lieu of a stock option grant ($18,750 per quarter or portion thereof of Board service in fiscal 2011). See description of Board compensation arrangements for fiscal 2011 set forth above.

(2)
Mr. Bernstein served on the Board until his passing on November 1, 2011. The amount disclosed reflects the pro-rata portion of his Board retainer and other fees earned through the end of October 2011.

(3)
Fees were earned and paid into a nonqualified deferred compensation plan account administered under The Cheesecake Factory Incorporated Executive Savings Plan. See Director Eligibility for Participation in the Executive Savings Plan below.

(4)
Mr. Simon was elected to the Board in June 2011. Includes $25,000 one-time initial new director fee.

(5)
Ms. Winkler served on the Board until the expiration of her term at the 2011 Annual Meeting of Stockholders. The amount disclosed reflects the pro-rata portion of her Board retainer and other fees earned through the end of May 2011.

        As of January 3, 2012, the end of our 2011 fiscal year, the following directors held options exercisable for the number of shares of our common stock shown opposite their names in the table below:

Name	Number of Stock Options(1)

Thomas L. Gregory	48,786	(2)

Jerome I. Kransdorf	42,514

Agnieszka Winkler(3)	45,000

(1)
All outstanding options are fully vested.

(2)
In January 2012, Mr. Gregory exercised and sold 7,500 of these stock options pursuant to the terms of a 10b5-1 trading plan.

(3)
Ms. Winkler has until the one-year anniversary of her departure from the Board of Directors to exercise her outstanding stock options.

        Messrs. Cappello, Mindel, Pittaway and Simon joined the Board after the expiration of the Director Plan and have not been granted equity in connection with their Board service.

        Director Eligibility for Participation in the Executive Savings Plan.    Members of the Board are eligible to participate in our Executive Savings Plan, a nonqualified deferred contribution plan, by contributing all or a portion of their director fees to this plan. We do not match contributions made by non-employee members of the Board to the Executive Savings Plan. Additional information regarding the Executive Savings Plan appears in the section of this Proxy Statement entitled Nonqualified Deferred Compensation.

        Reimbursement of Expenses and Other Perquisites.    Each Independent Director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials.

Indemnification of Officers and Directors

        As permitted by the Delaware General Corporation Law, our Certificate of Incorporation limits the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, and/or (d) any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify and advance indemnification expenses on behalf of all directors and officers of ours to the fullest extent permitted by Delaware law. Article VIII of our Bylaws also requires us, subject to certain limitations, to indemnify directors and officers and advance expenses. The indemnification and advancement of expenses provisions of Article VIII are not exclusive of any other rights of indemnification of advancement of expenses.

        We also entered into indemnification agreements with all of our directors and Named Executive Officers. Each indemnification agreement requires us to indemnify and hold harmless the director or Named Executive Officer to the fullest extent authorized by the laws of the State of Delaware. Each indemnification agreement also requires us, subject to specific terms and conditions, to advance expenses to the director or officer. Each indemnification agreement also sets forth various procedures and definitions with respect to indemnification and advancement of expenses. We also are obligated to maintain directors' and officers' liability insurance. With specified exceptions, we are not obligated to provide indemnification or advance expenses with respect to actions initiated by the director or officer or to indemnify the director or officer in connection with proceedings by us to enforce non-compete or non-disclosure agreements. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements

        Stock Ownership Guidelines for Directors.    The Board adopted stock ownership guidelines for non-employee directors in fiscal 2009 in order to further align the interests of our directors with the long-term interests of our stockholders. The guidelines provide that, on or before December 31, 2012, all non-employee directors who were members of the Board at the time of adoption of the guidelines (currently, Messrs. Cappello, Gregory, Kransdorf and Pittaway) are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer for non-employee directors (currently $50,000). In addition, within three years of their respective appointments, all newly appointed non-employee directors (currently, Messrs. Mindel and Simon) are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a value equal to three times the annual base cash retainer payable to the non-employee directors. For purposes of this policy, stock ownership includes any shares owned by a director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the director retains beneficial ownership. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. A director is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if the purchase would result in a violation of our Special Trading Policy and Procedures and the addendum thereto. In such a scenario, the director is required to comply with the stock ownership guidelines as soon as reasonably feasible thereafter.

        In addition to the stock ownership guidelines described above, each member of the Board who acquires shares of our common stock through the exercise of a stock option is required to retain 33% of the "net" shares acquired (i.e., net of the tax impact that the stock option exercise has on the individual) for at least nine months following the date of exercise, or earlier time if the individual ceases to be a member of the Board as a result of death, disability, illness, resignation, termination or other reason. This provision applies only to stock option grants awarded after June 4, 2008.

        We also adopted a policy prohibiting any member of the Board, any officer and any staff member of ours from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

        Finally, the Company is prohibited from directly purchasing stock from any member of the Board.

        Stock Ownership Guidelines for Executive Officers.    In fiscal 2010, the Board adopted stock ownership guidelines for certain of our executive officers, including all current Named Executive Officers, in order to align the interests of our key executives with the long-term interests of our stockholders. The ownership guidelines provide that, on or before December 31, 2015, all individuals currently holding the positions with the Company listed below are required to acquire (and thereafter maintain ownership of) a minimum number of shares of the Company's common stock with a value equal to the multiple of such executive's annual base salary (excluding bonus), as follows:

Position with Company	Multiple of Salary

Chief Executive Officer of the Company	6 times annual base salary

President of the Company or of our wholly owned subsidiaries, The Cheesecake Factory Restaurants, Inc. or The Cheesecake Factory Bakery Incorporated	2 times annual base salary

Executive Vice President of the Company	2 times annual base salary

        In addition, within five years of the appointment of any newly appointed officer in the positions designated above (other than a newly-appointed CEO, who has seven years to comply), the newly appointed executive is required to acquire (and thereafter maintain ownership of) shares of our common stock with the value set forth above. For purposes of this policy, stock ownership includes (i) any shares owned by an executive or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive retains beneficial ownership, and (ii) unvested restricted stock or restricted stock units. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. An executive subject to this policy is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if acquisition at such time would result in a violation of our Special Trading Policy and Procedures and the addendum thereto, in which event the executive is required to comply with the guidelines as soon as reasonably feasible thereafter. Certain hardship exceptions are available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

        As of January 4, 2012, the first day of our 2012 fiscal year, all of the executives subject to our stock ownership policy were in compliance therewith.

        In addition to the stock ownership guidelines described above, each Board- appointed officer (currently our Chief Executive Officer, President of the Company and President of our bakery division, Chief Financial Officer, and Executive Vice President/General Counsel/Secretary) who acquires shares of our common stock through the exercise of a stock option must retain 33% of the "net" shares acquired (i.e., net of the tax impact that the stock option exercise has on the individual) for at least nine months following the date of exercise, or earlier time if the individual ceases to be a Board-appointed officer as a result of death, disability, illness, resignation, termination or other reason. This provision applies only to stock option grants awarded after June 4, 2008.

        We have also adopted a policy prohibiting any officer or staff member of ours from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

Policies Regarding Review, Approval or Ratification of Transactions with Related Persons

        In accordance with its charter, our Audit Committee reviews and approves any proposed transactions with a "related person." Any related person transaction will be disclosed in the applicable SEC filing as required by SEC rules. For purposes of these procedures, "related person" and "transaction" have the meanings as defined in Item 404 of Regulation S-K. We had no reportable transactions with related persons required to be disclosed under Item 404 of Regulation S-K since the beginning of fiscal 2011.

FORWARD LOOKING STATEMENTS

        This Proxy Statement, including the section entitled Compensation Discussion and Analysis set forth below, contains "forward looking statements" within the meaning of Section 27A of the Exchange Act. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 3, 2012, and in our quarterly reports on Form 10-Q and current reports on Form 8-K, as filed with the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis explains our strategy, design of, and decision-making related to our compensation programs and practices for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (collectively, "Named Executive Officers"). This Compensation Discussion and Analysis also explains how the compensation of our Named Executive Officers aligns with the interests of our stockholders, and is intended to place in perspective the compensation information contained in the tables that follow this discussion.

        For fiscal 2011, our Named Executive Officers were:

  •
  David Overton, Chairman of the Board and Chief Executive Officer;

  •
  Michael E. Jannini, President, The Cheesecake Factory Incorporated;

  •
  W. Douglas Benn, Executive Vice President and Chief Financial Officer;

  •
  Debby R. Zurzolo, Executive Vice President, General Counsel and Secretary; and

  •
  Max S. Byfuglin, President, The Cheesecake Factory Bakery Incorporated.

        While the principal purpose of this Compensation Discussion and Analysis is to review Named Executive Officer compensation, many of the programs discussed apply to other members of senior management who, combined with the Named Executive Officers, are collectively referred to herein as "executives."

        We currently own and operate 157 The Cheesecake Factory® restaurants, 13 Grand Lux Cafe® restaurants, one RockSugar Pan Asian Kitchen® restaurant and two bakery production facilities. We have the flexibility in our restaurant designs to penetrate a wide variety of markets across varying population densities in both existing and new markets, and we intend to continue developing The Cheesecake Factory restaurants in high-quality, high-profile locations that meet our site standards. In addition to expanding The Cheesecake Factory concept, we plan to selectively pursue other opportunities to leverage the competitive strengths of our restaurant operations, including the expansion of our Grand Lux Cafe concept, as well as the potential to expand RockSugar Pan Asian Kitchen and develop or acquire new restaurant concepts.

        We also intend to seek opportunities to expand both our restaurant operations and bakery sales internationally. In 2011, we announced our initial plans for international development through a licensing arrangement calling for the development of 22 of The Cheesecake Factory® restaurants in five Middle Eastern countries by 2016, with the opportunity to license additional markets in the Middle East, North

Africa, Central and Eastern Europe, Russia and Turkey. We are currently evaluating other international opportunities.

Overview of Compensation Program

        Compensation Philosophy.    Our continuing growth requires us to seek and retain highly motivated executives who bring experience, innovation and operational excellence to our Company. With this in mind, our compensation philosophy centers on:

  •
  Attracting and retaining industry-leading executives by paying competitive compensation as measured against other companies within the restaurant industry, as appropriate for the position, and other industries from which we acquire talent;

  •
  Driving high performance by connecting compensation to our financial, operating, and strategic goals and results and by appropriately rewarding high performance;

  •
  Rewarding individual performance and contribution to our success; and

  •
  Enhancing stock price performance and aligning the interests of our executives with those of our stockholders by tying a substantial portion of our executive compensation to equity incentives and requiring stock ownership for our executive officers and non-employee directors.

        Elements of Compensation Program.    During fiscal 2011, our executive compensation and benefits consisted of the components listed in the table below, which provides a brief description of the principal types of compensation, how performance is factored into each type of compensation and the objectives served by each element.

 Fiscal 2011 Principal Elements of Executive Compensation

Element	Description	Performance Considerations	Primary Objectives

Base Salary	• Fixed cash payment	• Based on level of responsibility, experience, individual performance, and expected future value / contribution	• Attract and retain talent • Recognize career experience and individual performance • Provide competitive compensation

Performance Incentive Plan	• Performance-based annual cash incentive	• Amount of award tied to level of achievement of objectives and management position, measured as a percentage of Base Salary	• Promote and reward high performance and achievement of Company and divisional annual financial and strategic objectives

Long-Term Stock Incentive Plan ("Stock Plan")(1)	• Stock options • Restricted shares	• Value of pay directly linked with long-term stock price performance

•

Align executive interests with stockholder interests

•

Attract and retain talent

•

Reward individual performance through amount of awards granted and Company performance through stock price growth and value creation.

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and long-term disability insurance • Non-qualified deferred compensation plan • Defined benefit retirement agreement (for Chief Executive Officer only)	• Not applicable	• Attract and retain talent • Provide reasonable security to allow executives to perform at their best level • Provide competitive compensation

Executive Perquisites	• Company-leased vehicle or car allowance • Executive physical for Senior Vice Presidents and above only • Relocation benefits on a case-by-case basis	• Not applicable	• Attract and retain talent • Provide competitive compensation • Promote health and well being of senior executives (executive physical perquisite only)

(1)
Although our stock plans also permit the award of equity instruments other than non-qualified stock options and restricted stock, we have issued only non-qualified stock options and restricted stock to our executives under our long-term incentive plans to date.

        Factors Considered in Making Compensation Decisions.    Our compensation strategy with respect to individual executives is flexible and enables us to appropriately differentiate and reward individuals with different experiences and contributions, while taking into account:

  •
  Company financial and operational performance,

  •
  The executive's individual performance, experience and qualifications,

  •
  The scope of the executive's role,

  •
  The level of total compensation for our other senior executives, and

  •
  Competitive market data to help us evaluate how our executive pay levels compare to others in our industry and within the market in which we compete for talent.

        All of the factors set forth above are considered by the Compensation Committee in a subjective manner, without any specific formula.

Pay for Performance

        We believe in driving high performance by tying compensation to our financial, operating, and strategic goals and results, and by providing appropriate rewards. The Compensation Committee considers our competitive environment and historical financial performance when establishing performance targets for the next fiscal year and appropriately modulates base salary and performance incentive compensation to reward executives when our financial and strategic objectives are accomplished and results achieved and to withhold or provide moderate salary increases and approve or disapprove (or approve reduced) performance incentive compensation, when we fail to fully accomplish our goals and drive results.

        We also believe that our compensation philosophy and strategies have motivated our executives to achieve strategic and operational objectives that contributed to our strong results for fiscal 2011. A brief summary of our fiscal 2011 accomplishments is as follows:

  •
  An increase of 15% in adjusted diluted net income per share ("earnings"), in-line with our longer-term earnings per share growth target, despite record food cost inflation during fiscal 2011;

  •
  An increase of 5.3% in operating income;

  •
  Achievement of an operating margin of 7.7%, outperforming our selected peer group by over 4%;

  •
  A second consecutive year of improving comparable restaurant sales, comprised of both increases in guest traffic and average check; and

  •
  An increase of approximately 20% in our guest satisfaction scores over the past three years, through the end of fiscal 2011.

        Consistent with our belief in pay for performance, we design our executive compensation program, and particularly the compensation of our CEO, to modulate based on annual Company performance and our stock performance over time. In spite of our strong performance in fiscal year 2011, as described above, we still did not meet all of the performance criteria set forth in our 2011 Performance Incentive Plan and, as a result, Mr. Overton received 80% of his target bonus (see Fiscal 2011 Performance Objective Achievement below) as compared to both fiscal 2009 and 2010 when we significantly exceeded the performance criteria for those years and Mr. Overton subsequently received an award that was greater than his target bonus. With respect to long term incentives (now targeted at 59% for our CEO's total target compensation), the actual gains our executive officers will realize from options exercised and restricted shares vesting will be directly impacted by our continued ability to drive earnings per share in the future.

        Pay Mix.    Our Compensation Committee seeks to maintain an emphasis on performance-based pay. A significant portion of our executives' compensation is at risk through short- and long-term incentive programs. We do not use specific percentages to allocate between cash and non-cash compensation and short-term versus long-term compensation; however, we believe a significant portion of our executives' pay should be performance-based. Mr. Overton, our CEO, has a proportionately greater percentage (78%) of performance-based compensation as compared to other Named Executive Officers because we believe he has a greater ability to influence the long-term performance of the Company.

        The following charts show each element of our compensation as a percentage of the total compensation for our CEO, our President and other Named Executive Officers for the fiscal years noted. Our President, Mr. Jannini, joined the Company in fiscal 2010 so no information is provided for him for fiscal 2009.

CEO Pay Mix	President Pay Mix

Other NEO Pay Mix

(1)
At target.

        Overall, our executives' performance-based pay as a percentage of total target compensation increased from fiscal 2010 to fiscal 2011, which aligns our executive compensation programs with the interests of our stockholders. This alignment is strengthened further by:

  •
  Longer equity vesting periods than comparable companies in our industry (i.e., generally five years for stock options and restricted stock, versus three to four years for comparable companies);

  •
  Stock ownership and retention policies for our CEO and other Named Executive Officers who, along with the members of our Board, currently own (or have rights to acquire within 60 days of the Record Date for this Annual Meeting) approximately 9.8% of our common stock; and

  •
  A "clawback" policy requiring executives to pay back any bonus and equity compensation deemed appropriate by the Audit Committee if we are required by law or applicable accounting or auditing standards to restate our financial statements to correct an accounting error as a result of material noncompliance with financial reporting requirements, and the bonus was directly based on those financial statements (see Clawback Policy in the Other Considerations section of this Compensation Discussion and Analysis).

2011 "Say on Pay" Advisory Vote on Executive Compensation

        The Company provided stockholders a "say on pay" advisory vote on its executive compensation in fiscal 2011. The stockholders approved, by a vote of approximately 90% of shares represented in person or by proxy (not counting abstentions and broker non-votes), the compensation program and policies and the compensation paid to the Company's Named Executive Officers as presented in the proxy statement for the 2011 annual meeting of stockholders. In light of the favorable "say on pay" vote, the Compensation Committee continued the Company's current compensation programs and strategies. The Company plans to provide stockholders with a "say on pay" advisory vote on an annual basis.

Oversight of Executive Compensation

        Compensation Committee.    The Compensation Committee of our Board determines our Named Executive Officers' pay, performance incentive awards, equity compensation plans, and related matters, and is supported in that process by an independent compensation consultant (see below) and members of senior management, including our Senior Vice President of Human Resources and Vice President of Compensation and Benefits. The Compensation Committee regularly evaluates our compensation programs to ensure they support our business objectives, which include (i) continued quality restaurant growth that generates acceptable returns, (ii) sustainability of our brands and brand expansion as appropriate, (iii) profitability, (iv) operational excellence, and (v) the creation of long-term value for our stockholders. The Compensation Committee operates according to a written charter that is available on our website at www.thecheesecakefactory.com, by clicking on "Investors" and "Corporate Governance."

        Role of Outside Consultants.    Since fiscal 2008, the Compensation Committee has engaged Farient Advisors LLC ("Farient Advisors"), an independent compensation consulting firm, to provide detailed evaluation and recommendations regarding our executive compensation programs and to advise the Compensation Committee with respect to structuring our compensation plans to achieve our business objectives. Farient Advisors conducts research as directed by the Compensation Committee, and supports the Compensation Committee in the design of executive and Board compensation. Although Farient Advisors works with management, including our Chief Executive Officer, to develop programs that support our business objectives while carrying out its duties for the Compensation Committee, Farient Advisors is retained by and reports directly to the Compensation Committee and does not provide any other services to the Company other than those for which it has been retained by the Compensation Committee.

        Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each Named Executive Officer (other than himself) and his perspective on the factors described above under Factors Considered in Making Compensation Decisions when developing his recommendations for each Named Executive Officer's compensation (again, other than his own), including salary adjustments, incentive bonuses, annual equity grants and equity grants awarded in conjunction with promotions. The Compensation Committee discusses our Chief Executive Officer's recommendations, consults with Farient Advisors, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

        Compensation of our Chief Executive Officer.    Our Chief Executive Officer's compensation is determined solely by the Compensation Committee, which approves the terms of his employment agreement and subsequently adjusts his base salary, performance incentive compensation and equity awards from year to year. Please see the section entitled Employment Agreements in this Proxy Statement for a summary of the material terms of Mr. Overton's employment agreement. The Compensation Committee solicits our Chief Executive Officer's perspective on his own compensation, but makes determinations regarding his compensation independently and without him or other Named Executive Officers present. The Compensation Committee reviews Mr. Overton's annual cash, performance incentive and equity compensation at approximately the same time and following the same process as compensation levels are reviewed for all other Named Executive Officers, as further described in this Compensation Discussion and Analysis.

Market Positioning

        Our Chief Executive Officer, Senior Vice President of Human Resources and the Compensation Committee review and analyze market data related to pay practices among comparable companies, but they do not target specific market positioning of pay when determining compensation for individual Named Executive Officers. Rather, they use comparative market data as one of several factors when making individual compensation decisions.

        In fiscal 2011, the Compensation Committee reviewed an analysis prepared by Farient Advisors of market pay practices for positions similar to the positions of our Named Executive Officers and other key executives, adjusted to take into account differences, if any, between the scope of our Named Executives Officers' responsibilities compared to their counterparts in positions with similar titles in comparable companies. This analysis used pay comparisons from (i) comparable companies in the restaurant and hotel industry (see below) as compiled from their proxy disclosures and other SEC filings, and (ii) two recognized market survey sources, the Mercer Executive Survey and the Chain Restaurant Compensation Association (CRCA) Survey. For the Chief Executive Officer and the Chief Financial Officer, data from the comparable companies listed below was weighted at 50% and the surveys were weighted at 25% each for purposes of determining market pay positions in such analysis. For the other Named Executive Officers, there was not enough representation for other positions in the proxy data, so the surveys were weighted at 50% each in such analysis.

        Also in fiscal 2011, the Compensation Committee reviewed the composition of our compensation peer group to ascertain whether the group of companies we use as part of our compensation analyses adequately represents those companies that are similar to us in size and complexity of operations and with whom we compete for executive talent. As part of this review, the Compensation Committee removed companies from our compensation peer group with between $300 million and $500 million in revenue (specifically, Ruth's Chris Steak House, McCormick and Schmick's Seafood Restaurants, Morton's Restaurant Group and Frisch's Restaurant Group) to ensure we were comparing ourselves with companies that were more similar in size and complexity to us. The Compensation Committee also removed Landry's from the comparison group, as it is no longer a publicly-held company, and added several restaurant companies, including Chipotle Mexican Grill, Panera Bread Company and Buffalo Wild Wings to ensure that the restaurant industry was represented appropriately in the peer group. In addition, the Compensation Committee added Wyndham Worldwide and Hyatt Hotels to our comparison group as we believe those companies are similar in complexity to ours and are companies with whom we compete for executive talent.

        The compensation peer group against which we compared ourselves in fiscal 2011 is comprised of the following companies (i) against which we compete for executive talent, (ii) that have revenue between $500 million and $4 billion (approximately 0.3 times to 2.5 times our revenue, with the exception of Darden), and (iii) that, in the aggregate, have an overall median revenue of $1.3 billion, which is below our median of $1.6 billion:

BJ's Restaurants	Chipotle Mexican Grill	Panera Bread Company

Bob Evans Farms	Darden Restaurants*	P.F. Chang's China Bistro

Brinker International	Denny's	Red Robin Gourmet Burgers

Buffalo Wild Wings	DineEquity	Ruby Tuesday

California Pizza Kitchen	Hyatt Hotels Corp.	Texas Roadhouse

CBRL (Cracker Barrel) Group	O'Charley's	Wyndham Worldwide Corp.

*
Darden was included in our comparison group because of its importance as an industry leader in casual dining even though its revenues are greater than the overall median.

        Due to the size differences among these companies and us, Farient Advisors used regression analyses to size-adjust the results and corroborated the findings with data from our survey sources.

        While this comparison group provides the Compensation Committee with an important general frame of reference, the Compensation Committee does not target our Named Executive Officers' compensation at any specific percentile or within a specific range of the comparison group's pay levels but rather, uses such data as a point of reference. After review of the size-adjusted competitive market data for fiscal 2011, the Compensation Committee found that total direct compensation (which includes base salary, target bonus, and value of long-term incentives) for our Named Executive Officers as a group was positioned approximately at the 50th percentile compared to our comparable companies.

Principal Elements of Compensation

  Base Salary

        In accordance with our compensation objectives, salaries for our Named Executive Officers are set by the Compensation Committee and administered to reflect the individual officer's career experience, contribution and performance, as well as the value of the position relative to the marketplace.

        Fiscal 2011.    During its annual review of base salaries for fiscal 2011, the Compensation Committee considered each Named Executive Officer's performance during the prior year as well as market data provided by Farient Advisors, as discussed above in Market Positioning. Without using any particular formula or assigning a specific weight to any factor, the Compensation Committee also considered:

  •
  Our actual performance compared to the performance objectives established under our performance incentive plan for fiscal 2010, and

  •
  Our operational and financial performance in fiscal 2010 compared to our historic performance.

        Based on the foregoing factors, the Compensation Committee determined that moderate increases in base salaries for fiscal 2011 were appropriate based on individual and Company performance, at percentages that ranged between 2.7% and 4.6%, as set forth in the chart below.

        Fiscal 2012.    During its annual review of base salaries for fiscal 2012, the Compensation Committee considered each Named Executive Officer's performance during the prior year and the recommendations of our Chief Executive Officer (except with respect to his own compensation), as well as market data provided by Farient Advisors, as discussed above.. Without using any particular formula or assigning a specific weight to any factor, the Compensation Committee also considered:

  •
  Our overall performance, including our performance as compared to certain performance objectives established under our performance incentive plan for fiscal 2011,

  •
  The share value of our common stock at the end of fiscal 2011 compared to the end of fiscal 2010,

  •
  The role of the Named Executive Officers in driving our overall performance, and

  •
  As a general point of reference, the market position of our Named Executive Officers' compensation as discussed above (see Market Positioning).

        Based on the foregoing factors, the Compensation Committee determined that increases in base salaries for fiscal 2012 were appropriate based on individual and Company performance, at percentages that ranged between 3.3% and 4.9%, as set forth in the chart below.

FISCAL 2010-2012 ANNUALIZED BASE SALARIES

	Fiscal 2012		Fiscal 2011		Fiscal 2010

Name and Principal Position	$	% Increase	$	% Increase	$

David Overton Chairman of the Board and Chief Executive Officer	$960,000	4.9%	$915,000	4.6%	$875,000

Michael E. Jannini President, The Cheesecake Factory Incorporated	$585,000	3.5%	$565,000	2.7%	$550,000	(1)

W. Douglas Benn Executive Vice President and Chief Financial Officer	$448,000	3.6%	$432,600	3.0%	$420,000

Debby R. Zurzolo Executive Vice President, General Counsel and Secretary	$418,000	3.3%	$404,500	3.1%	$392,500

Max S. Byfuglin President, The Cheesecake Factory Bakery Incorporated	$373,000	4.2%	$358,000	4.5%	$342,500

(1)
For fiscal 2010, Mr. Jannini's salary was set in accordance with the terms of his employment agreement which was effective February 16, 2010, the date he joined the Company.

  Annual Cash Incentive Compensation

        Annual cash incentive compensation for our executive officers is based on our performance against specific objectives, such as earnings per share, sales growth, consolidated income from operations, guest satisfaction, product development, net operating profit, cash flow, and/or market share and revenues, among others.

        Each executive is assigned a minimum, threshold, target and maximum bonus opportunity as a percentage of base salary and he or she may earn a bonus based on the level of achievement of performance objectives within that range. At the beginning of each fiscal year, the Compensation Committee establishes both the performance objectives and the formula for computing the performance bonus if the performance objectives are achieved. Performance bonuses are payable in the first quarter of the following fiscal year, after the Compensation Committee verifies performance relative to the pre-established objectives and certifies to what extent, if any, performance bonuses have been earned within the range between minimum, threshold, target and maximum.

        The Compensation Committee retains negative discretion with respect to payment of performance bonuses under the Company's performance incentive plan and may not award performance-based bonuses under the performance incentive plan that are higher than the level established under the incentive plan for the applicable fiscal year. In addition, under the terms of our 2010 Amended and Restated Performance Incentive Plan ("2010 Incentive Plan"), the amount of any individual performance bonus in any fiscal year may not exceed $2.5 million.

        Fiscal 2011 Performance Incentive Plan Design:    For fiscal 2011, the Compensation Committee established the following minimum, threshold, target and maximum payout opportunities for the Named Executive Officers under our 2010 Incentive Plan. Actual payouts align with performance results and could have ranged as follows:

	Performance Incentive Bonus as % of Salary(1)

Name	Minimum	Threshold (Based on Minimum Operating Income Achievement Only)	Target	Maximum(1)

David Overton	0%	16.9%	90%	157.5%

Michael E. Jannini	0%	13.1%	70%	122.5%

W. Douglas Benn	0%	11.3%	60%	105.0%

Debby R. Zurzolo	0%	11.3%	60%	105.0%

Max S. Byfuglin	0%	11.3%	60%	105.0%

(1)
May not exceed $2.5 million for any individual in any fiscal year.

        Under our 2011 incentive plan, the Compensation Committee established a Company-wide financial performance objective with respect to 75% of the potential award (except for our bakery executives, whose plan is described below) and a threshold financial objective plus certain strategic objectives with respect to 25% of the potential award in order to better balance rewards for near-term financial performance with the long-term growth of our Company. The Compensation Committee, with the assistance of Farient Advisors, reviewed the design of our performance incentive program for fiscal 2011 under the 2010 Incentive Plan and, early in fiscal 2011, modified the bonus program and increased the minimum threshold at which awards may be payable from 80% of the performance incentive target in fiscal 2010 to 85% of the performance incentive target in fiscal 2011, thus requiring a higher minimum level of achievement to earn an award in fiscal 2011 as compared to in fiscal 2010.

        In addition, the Compensation Committee added strategic incentive initiatives to our bakery division's incentive plan so that it was similar to that of the Company as a whole, with the components weighted as follows:

  •
  50% of the performance incentive target based solely upon bakery division financial objectives (up to 200% of target),

  •
  25% based on Company-wide operating income objectives (up to 200% of target), and

  •
  25% based on additional strategic objectives (up to 100% of target) once a minimum Company-wide operating income threshold has been met.

        The Compensation Committee then approved the following potential payout schedules for fiscal 2011 for both the Company as a whole and our bakery division:

Fiscal 2011 Company Bonus Schedule (excludes Bakery):

Company Operating Income Achievement (75% weight)	Award Payout %	Company Strategic Initiative Achievement (25% weight)	Award Payout %

115%	200% (max)	100%	100% (max)

101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	50%	50%

100%	100% (target)	0%	0%

86%-99%	+5% of award for 1% additional achievement(2)

85%	25% (threshold)

<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%, up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%, etc.

Fiscal 2011 Bakery Bonus Schedule:

Bakery Operating Income Achievement (50% weight)	Award Payout %	Company Operating Income Achievement (25% weight)	Award Payout %	Bakery Strategic Initiatives Achievement (25%)	Award Payout %

115%	200% (max)	115%	200% (max)	100%	100% (max)

101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	50%	50%

100%	100% (target)	100%	100% (target)	0%	0%

86%-99%	+5% of award for 1% additional achievement(2)	86%-99%	+5% of award for 1% additional achievement(2)

85%	25% (threshold)	85%	25% (threshold)

<85%	0%	<85%	0%

        See footnotes (1) and (2) in Fiscal 2011 Company Bonus Schedule (excluding Bakery) above.

        Fiscal 2011 Performance Objectives.    At the time the Compensation Committee was considering financial and strategic performance objectives for fiscal 2011, industry analysts, such as Technomic, Nations Restaurant News and the National Restaurant Association, were projecting nominal growth in the restaurant industry and continued negative guest traffic for 2011. The U.S. Gross Domestic Product was expected to grow modestly in 2011, but consumer confidence levels were projected to remain near historic lows and unemployment was projected to remain at approximately nine percent through 2011. The Company delivered positive comparable restaurant sales in each quarter of fiscal 2010, helping to drive a significant increase in operating margins. For fiscal 2011, the Company expected comparable restaurant sales trends similar to the previous year, assuming no material change in the economic environment, but also expected that higher food cost inflation would moderate operating margin growth in fiscal 2011.

        In addition to the general economic and industry projections set forth above, the Compensation Committee considered the following additional factors when setting performance objectives for fiscal 2011:

  •
  The industry forecast for fiscal 2011 called for a continuation of the challenging sales environment within casual dining,

  •
  Focus on high guest satisfaction continued to be of paramount importance as we managed our cost structure tightly,

  •
  Operating margin continued to be a primary driver of value creation within the restaurant industry due, in part, to low overall sales growth,

  •
  In order to appropriately evaluate the Company's performance in light of commodity cost movements, macro or industry-wide cycle comparisons to a peer group measure remained appropriate,

  •
  We remained committed to establishing a foundation for successful international expansion, and

  •
  We remained focused on the importance of continuing to systemically build our talent bench and assure that our talent was highly trained to support future growth.

        Additionally, the Compensation Committee considered factors that were important to the continued growth and success of our bakery division, including:

  •
  Improving employee engagement levels,

  •
  Ensuring that business systems for the Bakery were at the appropriate level, and

  •
  Improving operating margins.

        Taking all of these factors into account, the Compensation Committee set the following performance objectives for fiscal 2011 which the Committee believed were appropriate, reasonably difficult to achieve and, if achieved, would be likely to deliver significant value to the Company and our stockholders:

  Targets for Participants Other than Bakery Division:

Weight	Performance Target
75%	Consolidated operating income of $141.6 million(1)
25%

Additional strategic objectives, including:

•

Minimum consolidated operating income of $115 million for any strategic objectives to pay out

•

An increase in our customer satisfaction scores at a specific percentage

•

Fiscal 2011 operating margin greater than average of a peer group selected by our Compensation Committee(2)

•

Positioning Grand Lux Cafe for growth, measured against specific milestones

•

International development, measured against specific milestones, and

•

Build and elevate our talent, measured against specific milestones

(1)
If achieved, $27.1 million (or approximately 24%) higher than fiscal 2010 target of $114.5 million, and $13.4 million (or approximately 10.5%) higher than fiscal 2010 actual result of $128.2 million.

(2)
The peer group against which we compared ourselves for fiscal 2011 was comprised of the following restaurant companies: Darden Restaurants; O'Charley's Inc.; P.F. Chang's China Bistro; BJs Restaurants; McCormick & Schmick's Seafood Restaurants; and Ruby Tuesday, Inc. California Pizza Kitchen was designated a peer company for fiscal 2011 but was removed in April 2011 since it was no longer a publicly-traded company.

  Targets for Bakery Division Participants (including Mr. Byfuglin):

Weight	Performance Target
50%	Bakery division operating income of $17.3 million(1)
25%	Consolidated operating income target of $141.6 million
25%	Additional strategic objectives, including:

•

Minimum consolidated operating income of $115 million for any strategic objectives to pay out

•

2 percentage point improvement over fiscal 2010 in employee engagement survey results

•

Business systems and processes upgrades, measured against specific milestones, and

•

Operating margin profit improvement of 2.5% compared to fiscal 2010

(1)
If achieved, $3.9 million (or approximately 29%) higher than fiscal 2010 target of $13.4 million, and $5.2 million (or approximately 43%) higher than fiscal 2010 actual result of $12.1 million.

        The performance targets for fiscal 2011 were similar in nature to those for fiscal 2010 in that they included an operating income target and additional strategic initiatives as qualified by a minimum operating income target, both Company-wide and for our bakery division. Fiscal 2011 was the first year that strategic initiatives were included for the bakery division. The operating income target was selected from a stockholder-approved list of performance incentive targets under our 2010 Incentive Plan intended to qualify for deductibility by us under Section 162(m) of the Internal Revenue Code.

        Fiscal 2011 Performance Objective Achievement:    In March 2012, the Compensation Committee reviewed our performance against the Company's performance objectives for fiscal 2011 and certified that we achieved the following results:

	Target	Actual	Performance vs. target
Operating Income Target (75% of award)(1):
Fiscal 2011 consolidated operating income	$141.6M	$135M	95.3%
Strategic Initiatives (25% of award)(2):
Threshold operating income	$115M	$135M	100%(2)
Increase in customer satisfaction scores to a specific percentage or better(3)	Not disclosed(3)	Not disclosed(3)	70%
Fiscal 2011 operating margin greater than an average of a peer group selected by our Compensation Committee(4)	3.6%	7.7%	100%
Positioning Grand Lux Cafe for growth(5)	Achieve milestones	Measured against milestones	Achieved
International development(6)	Achieve milestones	Measured against milestones	Achieved
Build and elevate our talent(7)	Achieve milestones	Measured against milestones	Achieved

(1)
Achievement of the operating income objective is measured only after accruals for performance achievement awards have been made.

(2)
Payable only if operating income is at least $115 million. Maximum payout for strategic objectives is at 100% of target.

(3)
Guest Satisfaction Scores. While we have disclosed to our investors in the past whether our guest satisfaction scores have improved in general, we have not at any time in the past disclosed to the public our target or actual scores and have no plans in the future to do so because we believe that doing so would cause us serious competitive harm. However, we have provided the percentage achievement compared to the target, which we believe indicates the difficulty in achieving this performance target.

(4)
Operating Margin Compared to Average for Defined Peer Group: The peer group against which we compared ourselves for fiscal 2011 is comprised of the following restaurant companies: Darden Restaurants; O'Charley's Inc.; P.F. Chang's China Bistro; BJs Restaurants; McCormick & Schmick's Seafood Restaurants; and Ruby Tuesday, Inc. California Pizza Kitchen was designated a peer company for fiscal 2011 but was removed in April 2011 since it was no longer a publicly-traded company.

(5)
Grand Lux Cafe. In fiscal 2011, we identified a new site for Grand Lux Cafe that met our return on investment criteria, executed a lease, and developed a new architecture and design for that site.

(6)
International Development. We executed our first international area development agreement covering 22 locations in the Middle East, approved an initial site for development in the United Arab Emirates, approved the design for the first international restaurant in Dubai, approved and trained our licensee's international concept manager, selected our initial new restaurant opening team, and presented to our Board our strategy for additional international expansion.

(7)
Build and Elevate Talent. We completed the assessments of our talent pipeline and finalized our coaching and development plans with respect thereto, implemented a new retention program for our kitchen staff, completed our review of our short- and long-term compensation strategy, and implemented a new learning management system.

        In addition, the Committee reviewed our bakery division's performance against its performance incentive objectives established for fiscal 2011 under the 2010 Incentive Plan and determined that the following results were achieved:

	Target	Actual	Performance vs. target
Bakery Operating Income Target (50% of award)(1):
Fiscal 2011 bakery division operating income	$17.3M	$12.8M	73.7%
Company's Consolidated Operating Income (25% of award)(1):
Fiscal 2011 consolidated operating income	$141.6M	$135M	95.3%
Additional strategic objectives (25% of award)(2):
Threshold consolidated operating income	$115M	$135M	100%(2)
Operating margin profit improvement compared to fiscal 2010	2.5%	0.3%	Not achieved
Improvement over fiscal 2010 employee engagement survey results	2%	6%	100%
Business systems and process upgrade(3)	Against milestones	Measured against milestones	Achieved

(1)
Achievement of the operating income objective is measured only after accruals for performance achievement awards have been made.

(2)
Payable only if operating income is at least $115 million. Maximum payout for strategic objectives is at 100% of target.

(3)
Business Systems and Process Upgrade. We successfully completed a business process review and implemented certain improvements, including systems upgrades, in response thereto.

        The following payout percentages as a percentage of target opportunity were then calculated based on the payout schedules approved by the Compensation Committee as set forth above:

  Company:

Component	% Attained	% Payout	Weighted	Actual Payout as % of Target

Consolidated Operating Income	95.3%	75%	75%	56.3%

Strategic Objectives	95%	95%	25%	23.8%

Total Award				80%

  Bakery Division:

Component	% Attained	% Payout	Weighted	Actual Payout as % of Target

Bakery Operating Income	73.7%	0%	50%	0%

Consolidated Operating Income	95.3%	75%	25%	18.8%

Strategic Objectives	70%	70%	25%	17.5%

Total Award				36.25%

        As a result of the Company's fiscal 2011 performance, our Named Executive Officers received performance incentive awards under our fiscal 2011 performance incentive program, as follows:

Name	Target Performance Incentive as % of Salary	Actual Payout as % of Target	Actual Payout as % of Salary	2011 Base Salary	2011 Performance Incentive Award
David Overton	90%	80%	72%	$915,000	$658,800
Michael E. Jannini	70%	80%	56%	$565,000	$316,400
W. Douglas Benn	60%	80%	48%	$432,600	$207,648
Debby R. Zurzolo	60%	80%	48%	$404,500	$194,160
Max S. Byfuglin	60%	36.25%	21.75%	$358,000	$77,865

        Fiscal 2012 Performance Incentive Plan Design.    In late fiscal 2011 and early fiscal 2012, the Compensation Committee, with the assistance of Farient Advisors, reviewed the design of our performance incentive program for fiscal 2012 under the 2010 Incentive Plan and made no changes from those of fiscal 2011 to the potential payout schedules for fiscal 2012 for both the Company as a whole and our bakery division. (Please see page 34 of this Compensation Discussion and Analysis for applicable payout schedules.)

        Performance Incentive Targets as a Percentage of Base Salary for Fiscal 2012.    As part of their competitive analysis of executive pay positioning and the design of the performance incentive plan for fiscal 2012, the Compensation Committee reviewed performance targets as a percentage of base salary for each of the executive officers. Based upon competitive target bonuses and targeting competitive total compensation levels, the Compensation Committee approved the following increases for fiscal 2012 under the 2010 Incentive Plan for the Named Executive Officers:

Name	Target Bonus as Percentage of Base Salary for Fiscal 2012	Target Bonus as Percentage of Base Salary for Fiscal 2011

David Overton	100%	90%

Michael E. Jannini	75%	70%

W. Douglas Benn	65%	60%

Debby R. Zurzolo	65%	60%

Max S. Byfuglin	65%	60%

        Fiscal 2012 Performance Objectives.    At the time the Compensation Committee was considering financial and strategic performance objectives for fiscal 2012, industry analysts such as Technomic, Nations Restaurant News and the National Restaurant Association, were projecting slight nominal growth, including menu pricing, for full service restaurants in 2012 but flat guest traffic compared to 2011. Guests traffic growth challenges were expected to continue throughout the restaurant industry as consumer confidence remained low. Analysts expected that throughout 2012, the U.S. Gross Domestic Product would remain weak, consumer spending would continue to be pressured, and unemployment would remain elevated. Additional factors considered by management and the Compensation Committee included:

  •
  The appropriate rate of growth of our operating income,

  •
  The role of operating margin as a primary driver of value creation within the restaurant industry, due in part to the low overall sales growth, and use of a peer group relative measure to appropriately account for commodity cost movements, macro or industry wide cycles,

  •
  The importance of establishing our presence in the Middle East market and continuing our focus on further international expansion, and

  •
  The importance of ensuring bakery capacity appropriate for future growth.

        Additionally, the Compensation Committee considered factors that were important to the continued growth and success of our bakery division, including:

  •
  Appropriate growth of our bakery division's operating income,

  •
  Ensuring profitability,

  •
  Improving operating margins, and

  •
  Improving employee engagement levels.

        Taking all of these factors into account, the Compensation Committee set the following performance objectives for fiscal 2012, which the Committee believed were appropriate, reasonably difficult to achieve and, if achieved, would be likely to deliver significant value to the Company and our stockholders:

  Targets for Participants Other than Bakery Division:

Weight	Performance Target
75%	Consolidated operating income target
25%

Additional strategic objectives, including:

•

Minimum consolidated operating income threshold for any strategic objectives to pay out

•

Fiscal 2012 operating margin greater than average of a peer group selected by our Compensation Committee(1)

•

Establish our presence in the Middle East through successful openings, and continue our focus on international expansion, and

•

Expand Bakery capacity for future growth

(1)
The peer group for fiscal 2012 is comprised of the following restaurant companies: Darden Restaurants; O'Charley's Inc.; P.F. Chang's China Bistro; BJs Restaurants; Ruby Tuesday, Inc.; and Bravo Brio Restaurant Group. In order to remain in the peer group for fiscal 2012, each company must be publicly-traded with units that are at least 75% company-operated.

  Targets for Bakery Division Participants (including Mr. Byfuglin):

Weight	Performance Target
50%	Bakery division operating income target
25%	Consolidated operating income target
25%	Additional strategic objectives, including:

•

Minimum consolidated operating income threshold for any strategic objectives to pay out

•

Develop a comprehensive long-range strategic plan

•

Increase pre-tax income by a specific percentage, and

•

Improve overall employee engagement as reflected by annual engagement survey results

        The performance targets for fiscal 2012 are similar in nature to those for fiscal 2011 in that they include an operating income target and additional strategic initiatives as qualified by a minimum operating income target, both Company-wide and for our bakery division. The operating income target was selected from a stockholder-approved list of performance incentive targets under our 2010 Incentive Plan intended to qualify for deductibility by us under Section 162(m) of the Internal Revenue Code.

  Equity-Based Compensation

        We believe that equity-based compensation should be a significant component of total executive compensation to align executive compensation to our long-term performance and to encourage executives to make value-enhancing decisions for the benefit of our stockholders. Each of our Named Executive Officers is eligible to receive equity compensation which consists of a combination of stock options and restricted stock to encourage a focus on long-term stockholder value and to enhance long-term retention. The Compensation Committee believes that stock options are an appropriate equity vehicle for a portion of long-term equity compensation for our executives because they provide value only if our stock price increases over time, which aligns our executives' interests with those of our stockholders.

        The Compensation Committee also grants restricted shares not only to align our executives' interests with those of our stockholders with respect to increases in stock value, but also to enhance executive retention even in challenging general economic conditions, since the executive will receive some economic value even if our stock price remains flat or declines (provided that the executive remains with the Company for a minimum period of time, generally starting at three years). In addition to these objectives, the combined use of stock options and restricted stock reduces our total share usage (our "burn rate"—see discussion below) compared to granting only stock options.

        The Compensation Committee is responsible for approving equity grants to all staff members, including Named Executive Officers and other executives, and, in doing so, considers past grants, corporate and individual performance, the valuation of grants, and recommendations of our Chief Executive Officer. The Compensation Committee also has consulted with Farient Advisors concerning equity awards for Named Executive Officers. The Compensation Committee has not established formal guidelines or performance criteria for the size of individual equity grants for our Named Executive Officers.

        We also have an equity incentive program for our restaurant general managers, executive kitchen managers, area directors and area kitchen operation managers. Grants under this program provided for stock options in the past and now provide for restricted stock units ("RSUs"). The RSUs vest at the end of an initial five-year period upon entry into the respective position. Additional grants of RSUs are given every five years thereafter, vesting over a three- to five-year period, while the individual continues to serve in our management program. We believe that making these awards at the restaurant management level encourages our managers to think and act as business owners, assists in long-term retention of restaurant management, and aligns our managers' interests with those of our stockholders.

        The Compensation Committee approves all equity-based compensation at monthly meetings pre-scheduled for this purpose. The exercise price of stock options is the closing price of our stock on the grant date, which is also used to calculate the grant date fair value of shares of restricted stock and restricted stock units. We do not time our release of material non-public information for the purpose of affecting the value of our executives' compensation, nor do we time our grants of equity-based compensation to take advantage of material non-public information. Our equity grant procedures are posted in the Corporate Governance section of our Investor Relations page under Equity Grant Procedures on our corporate website. While our equity plan allows awards to be made on a more frequent basis, our Compensation Committee generally has made grants to our corporate executives, including our Named Executive Officers, on an annual basis, except in the case of newly hired executives, mid-year promotions or other extraordinary events. We believe that making awards on an annual basis enables the

Compensation Committee to evaluate individual and corporate performance over a reasonable period of time and to adjust the size and terms of the equity grants accordingly.

        Equity Grants in 2011.    Following its historical practices and as part of its annual review of executive compensation, in January 2011, the Compensation Committee approved grants of stock options and restricted shares as set forth below to our Named Executive Officers in recognition of their performance during fiscal 2010 and expected future contributions, and to reward them for their dedication to us, encourage retention of their talents over time, incentivize their continued focus and leadership in a difficult operating environment and retain our competitive positioning.

Name	Number of Stock Options	Number of Restricted Shares

David Overton	100,000	30,000

Michael E. Jannini	20,000	8,000

W. Douglas Benn	15,000	6,500

Debby R. Zurzolo	15,000	6,500

Max S. Byfuglin	15,000	6,500

        The stock options were granted at an exercise price of $31.10 per share, the fair market value of our common stock on the date of grant. The options vest at a rate of 20% per year over five years, accelerate upon a change in control of the Company, as defined in the 2010 Stock Plan, and expire in eight years. The restrictions on the restricted shares lapse at a rate of 60% on the third anniversary date of the grant date and 20% on each of the fourth and fifth anniversary dates of the grant date; and such restrictions also lapse upon a change in control as defined in the 2010 Stock Plan.

        Additional Grant to Mr. Overton for Fiscal 2009 and 2010 Performance.    In March 2011, the Compensation Committee approved the grant of 11,000 shares of restricted stock to Mr. Overton in recognition of his extraordinary contribution to the Company's financial and operational performance during fiscal years 2009 and 2010. The grant was subject to a performance objective and vested only upon the earlier to occur of the following: (i) 12 months from the date of grant if the Company achieves specified earnings per share for fiscal 2011, or (ii) 24 months from the date of grant if the Company achieves specified earnings per share for fiscal 2011 plus fiscal 2012. The Company did achieve the performance criteria for fiscal 2011 and the shares vested on March 3, 2012.

        Equity Grants in 2012.    Following its historical practices and as part of its annual review of executive compensation, in January 2012, the Compensation Committee approved grants of stock options and restricted shares as set forth below to our Named Executive Officers in recognition of their performance during 2011, expected future contributions and to target competitive compensation levels appropriate to the executive's tenure in his or her role:

Name	Number of Stock Options	Number of Restricted Shares

David Overton	170,000	45,000

Michael E. Jannini	20,000	8,000

W. Douglas Benn	18,500	7,500

Debby R. Zurzolo	15,000	6,500

Max S. Byfuglin	15,000	6,500

        The stock options were granted at an exercise price of $29.29 per share, the fair market value of our common stock on the date of grant. The options vest at a rate of 20% per year over five years, accelerate upon a change in control of the Company, as defined in the 2010 Stock Plan, and expire in eight years. The restrictions on the restricted shares lapse at a rate of 60% on the third anniversary date of the grant date and 20% on each of the fourth and fifth anniversary dates of the grant date, and such restrictions also lapse upon a change in control as defined in the 2010 Stock Plan.

        Burn Rate Commitment.    We committed to our stockholders in fiscal 2010 that over fiscal years 2009, 2010 and 2011, we would grant equity awards at an average rate less than or equal to 3.1% of our basic weighted average shares outstanding ("Commitment"). For purposes of calculating the burn rate, we follow Institutional Shareholder Services' ("ISS") guidelines and count "full-value" awards (such as restricted stock and stock units) as the equivalent of two shares, recognizing the greater intrinsic value of full-value awards. Our Commitment represents our average industry mean plus one standard deviation for the 2009 and 2010 combined average, as defined by ISS.

        During fiscal 2011, we met our Commitment and granted only 1,501,000 shares for a one-year burn rate of approximately 2.7% and a three-year average burn rate (2009 to 2011) of 2.9%. On an unadjusted basis—that is, counting full-value awards as one share—our one-year burn rate in fiscal 2011 was 2.0% and our three-year average burn rate (2009 to 2011) was 2.4%.

  Retirement Plans

        Nonqualified Deferred Compensation. In fiscal 1999, we established The Cheesecake Factory Executive Savings Plan ("Executive Savings Plan"), a nonqualified, deferred compensation plan, in order to provide a tax-deferred savings vehicle for our "highly compensated" executives (as defined in the Executive Savings Plan), as well as our non-employee directors. Over 500 staff members including our Named Executive Officers, corporate executives, restaurant general managers and executive kitchen managers, and all six of our non-employee directors, are eligible to participate in the Executive Savings Plan. At the end of fiscal 2011, all of our Named Executive Officers except Mr. Jannini, approximately 290 other staff members and two non-employee directors participated in the Executive Savings Plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled Nonqualified Deferred Compensation.

        The Executive Savings Plan permits us to match a portion of participants' contributions with Company contributions, on a tax-free basis, to participants. Since inception through fiscal 2008, we made a partial matching contribution to the Executive Savings Plan. However, due to the uncertainty in the general economy and based upon management's recommendations, the Compensation Committee decided to suspend indefinitely our matches for both the Executive Savings Plan and our 401(k) plan (which is available only to non-executives) as of May 6, 2009. In fiscal 2011, we reviewed both the competitive positioning of our Executive Savings Plan and our 401(k) plan, and reinstated the Company match for both plans as of October 1, 2011.

        Pension Benefits.    We do not maintain a pension plan for executives or staff members. However, in order to continue to retain Mr. Overton's services as our Chief Executive Officer and in recognition of his unique contributions as our founder, the Compensation Committee agreed to include a "Founder's Retirement Benefit" as part of Mr. Overton's employment agreement (which was effective June 30, 2009) pursuant to which Mr. Overton is entitled to the annual amount of $650,000 for a period of ten years following his separation from service for any reason, payable in equal monthly installments, as further described in the employment agreement. The Founder's Retirement Benefit replaces an earlier benefit provided under Mr. Overton's 2004 employment agreement and is payable to Mr. Overton during his lifetime or to his designated beneficiary in the event of his death. Our obligation with respect to the Founder's Retirement Benefit is unfunded and unsecured, and is payable from our general, unrestricted assets. For additional information concerning Mr. Overton's employment agreement, see the section in this

Proxy Statement entitled Employment Agreements which also includes amounts payable upon termination of employment or change in control.

  Other Benefits and Perquisites

        All of our executives are eligible to participate in our broad-based benefit programs, which include medical, dental, vision, life insurance and long-term disability programs, as well as paid vacation. We provide group term life insurance to our executives, including each of our Named Executive Officers, as well as all other salaried staff members, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000. The IRS requires that the portion of the value of such a policy exceeding $50,000 be deemed imputed income to the staff member and provides a formula by which the imputed income is calculated.

        We also provide limited perquisites to our executives, including Named Executive Officers, that vary based on the executive's level. The perquisites include:

  •
  The choice of a company-leased vehicle or automobile allowance.  This program is also offered to certain other executives, including Restaurant General Managers, Area Directors of Operations, Area Kitchen Operations Managers, and selected additional management positions. Each individual participating in our leased car program is assigned imputed income, according to IRS regulations, for his or her personal use of the automobile or is provided with an automobile allowance. The type of vehicle and amount of allowance varies with the executive's level in the Company. Each of our Named Executive Officers for fiscal 2011 was eligible to participate in this program.

  •
  A company-paid executive physical every two years.  This program is offered to staff members at the level of Senior Vice President and above. Each of our Named Executive Officers for fiscal 2011 was eligible to participate in this program.

  •
  Relocation expenses.  Relocation expenses are reimbursed in accordance with the terms of any employment agreement or as determined on a case by case basis.

        We believe that these perquisites enhance our ability to attract and retain high-quality talent at a modest cost relative to the benefit we receive from providing these perquisites. The amounts we paid related to perquisites provided to our Named Executive Officers in fiscal 2011 are disclosed in the section entitled Summary Compensation Table and the accompanying footnotes in this Proxy Statement.

Termination of Employment or a Change in Control

        The Compensation Committee believes that a change in control transaction would create uncertainty regarding the continued employment of our executives. This is because many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executives to remain employed with us during an important time when their continued employment in connection with or following a transaction is often uncertain, and to help keep our executives focused on our business rather than on their personal financial security, we believe that providing certain of our executives with severance benefits upon certain terminations of employment following an actual or potential change of control transaction is in the best interests of our Company and our stockholders.

        The severance benefits following a change in control provided for our Named Executive Officers were determined by the Compensation Committee based on its judgment of prevailing market practices at the time each agreement was entered into. At present, we have employment agreements with all of our Named Executive Officers, which detail their eligibility for payments under various termination scenarios following an actual or potential change in control or transaction. Mr. Overton's latest employment agreement, effective June 30, 2009, eliminated specific change-of-control provisions and provided for certain payments to him in the event of his separation from service for any reason, as discussed in his employment agreement. For detailed information concerning the agreements for our Named Executive Officers, see the section entitled Potential Payments upon Termination or Change of Control in this Proxy Statement. In addition, certain equity grants made to Named Executive Officers provide for vesting of stock options and elimination of restrictions on restricted shares upon a change in control, as defined in the applicable plan under which the equity was granted.

Other Considerations

        Impact of Accounting and Tax Treatments on Compensation.    Accounting and tax considerations play an important role in the design of our executive compensation program. Accounting rules, such as Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 (formerly Statement No. 123(R), "Share-Based Payment" ("SFAS 123R")), require us to expense the estimated fair market value of our stock based compensation, which reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense and the financial impact to us in determining the amount of equity compensation awards.

        In addition, Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder limit the allowable Company deduction for compensation paid or accrued to no more than $1 million per year currently, subject to specified exceptions, with respect to (i) any employee, who as of the close of the taxable year either is the principal executive officer of the employer, or is serving as the acting principal executive officer; and (ii) any employee who was a Covered Employee under the Code. Certain compensation is exempt from this deduction limitation, including certain performance-based compensation, if it is paid under a plan, the material performance terms of which are approved by stockholders at least once every five years, and the plan is administered by a committee of independent directors. We believe that performance achievement bonuses payable for fiscal 2011 under our 2010 Incentive Plan and equity awards issued under the 2010 Stock Plan can qualify for deductibility under Section 162(m) under such exception.

        In light of Section 162(m), it is the intent of the Compensation Committee to modify, where reasonably necessary, our executive compensation program to maximize the tax deductibility of compensation paid to our executive officers. At the same time, the Compensation Committee also believes that the overall performance of our executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in our best interests and those of our stockholders. Under some circumstances, the Compensation Committee's use of discretion in determining appropriate amounts of compensation may result in compensation that may not be fully deductible to us under Section 162(m). In fiscal 2011, all compensation paid by the Company to covered employees was intended to qualify for deductibility by us under Section 162(m).

        Among other things, Section 409A limits flexibility with respect to the time and form of payment of deferred compensation. If a payment or award is subject to Section 409A but does not meet the requirements that exempt such amounts from taxation under such section, the recipient is subject to (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture, (ii) an additional 20% federal tax at that time, and (iii) an additional tax equal to the amount of interest (at the underpayment rate under the Code plus one percentage point) on the underpayment that would have occurred had the award been includible in the recipient's income when first deferred, or if later, when not subject to a substantial risk of forfeiture. We have made modifications to our plans and arrangements such that payments or awards under those arrangements either are intended not to constitute "deferred compensation" for Section 409A purposes (and will thereby be exempt from the requirements of Section 409A) or, if they constitute "deferred compensation," are intended to comply with the Section 409A statutory provisions and final regulations.

        Risk Considerations.    The Compensation Committee reviews the Company's employee compensation policies and practices, including those for non-executive officers, on an annual basis to assess how those policies and practices may affect risk taking by employees. During its review in fiscal 2011, the Compensation Committee determined that the Company's compensation programs are appropriately weighted toward long-term incentives and include policies designed to deter undue risk taking by individuals. These policies include the Clawback Policy, stock retention and ownership policies, and policies against short sales and hedging, as discussed below.

        Clawback Policy.    In fiscal 2008, we adopted a policy ("Clawback Policy") that requires certain of our executives to agree in writing to repay all or a portion of any bonus, to the extent permitted by law and deemed appropriate by the Audit Committee, when we are required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements, and the bonus was directly based on those financial statements. The Board has determined that executives in the following positions are subject to this policy:

  •
  Chief Executive Officer

  •
  President

  •
  Chief Financial Officer

  •
  President, The Cheesecake Factory Restaurants, Inc.

  •
  President, The Cheesecake Factory Bakery Incorporated

  •
  Executive Vice President, General Counsel and Secretary

  •
  Vice President of Finance and Corporate Controller

  •
  Vice President, Internal Audit

        The Board believes that executives who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to financial statement restatements should not benefit monetarily from such noncompliance. This Clawback Policy was adopted to permit the Audit Committee of our Board to use appropriate discretion to recapture monetary awards of bonus compensation paid to executives in the designated positions who may bear responsibility for such noncompliance. In determining the portion of any bonus required to be repaid, the Audit Committee may take into account those matters as it deems appropriate in its sole discretion, including whether the executive engaged in any fraud, negligence or misconduct that contributed to the need for the restatement and the amount of the bonus, if any, that would have been awarded to the executive had the financial results been properly reported. In addition, the Company may dismiss the executive, authorize legal action, or take other actions to enforce the executive's agreement as the Audit Committee may deem appropriate and advisable in view of all of the circumstances at that time. We believe that our Clawback Policy prevents such executives from taking actions that could result in material excessive risk to us. Our 2010 Stock Plan provides specifically that awards made under such plan also may be subject to recoupment in connection with our Clawback Policy. In addition, our 2010 Incentive Plan specifically subjects bonuses awarded under such plan to the Clawback Policy.

        In fiscal 2011, we had no financial statement corrections requiring restatements and the Audit Committee has not needed to consider taking any action under the Clawback Policy since it was implemented in fiscal 2008. A copy of this policy is available in the Corporate Governance section of the Investors Relations page on our corporate website.

        Stock Retention Requirements.    We have a policy under which our Board-appointed officers (i.e., our Chief Executive Officer, President, any executive vice president and the corporate secretary) and members of the Board who acquire shares of our common stock through the exercise of a stock option must retain

33% of the "net" shares acquired (net of the tax impact that the stock option exercise has on the individual) for at least nine months following the date of exercise, or such earlier time as the individual ceases to be a Board-appointed officer or member of the Board as a result of death, disability, illness, resignation, termination or other reason. This provision applies to stock option grants awarded after June 4, 2008. The Board believes it is important for executive leaders and directors to align their long-term interests with that of our stockholders.

        Stock Ownership Requirements.    In fiscal 2011, we adopted stock ownership requirements for our Named Executive Officers and other executives based upon their position in the Company, requiring such executives to own a specified value of our common stock based upon a multiple of their respective base salaries. See Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements in this Proxy Statement for the material terms of our stock ownership and retention policies. We believe that stock ownership requirements further align our executives' interests with those of our stockholders.

        Policy Regarding Hedging and Use of Shares as Collateral.    We have adopted a policy prohibiting any member of the Board, any officer and/or staff member from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans. The Board believes it is inappropriate for our employees or directors to take personal financial positions that may inadvertently or, in some cases overtly, influence their deliberations or decisions concerning the best and proper course of action for us to take or bring into question the propriety of any deliberations or decisions made with respect to us. By prohibiting these types of speculative trading in or encumbering our stock, the Board seeks to discourage such types of behaviors.

Compensation Committee Report

        The following Compensation Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference thereto.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed its content with management. Based on this review and our discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company's Annual Report on Form 10-K.

Dated: April 5, 2012	Respectfully submitted,
Alexander L. Cappello, Chair Jerome I. Kransdorf Herbert Simon* Laurence B. Mindel**
*appointed as of June 1, 2011 **appointed as of March 2, 2012

Compensation of Named Executive Officers

        The following table sets forth summary compensation information for the fiscal year ended January 3, 2012 with respect to our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary $		Bonus $		Stock Awards $(3)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $	All Other Compensation $(4)	Total $

David Overton	2011	915,000		-		1,255,520	1,294,500	658,800	12,822	4,135,572
Chairman of the Board	2010	875,000		-		-	1,816,080	1,000,000	7,895	3,698,975
and Chief Executive	2009	816,000	(1)	129,370	(2)	824,000	834,670	1,000,000	7,772	3,611,812
Officer

Michael E. Jannini	2011	565,000		-		248,800	258,900	316,400	12,369	1,401,469
President(5)	2010	477,474	(5)	-		1,234,500	1,046,670	527,458	101,726	3,387,828

W. Douglas Benn	2011	432,600		-		202,150	194,175	207,648	11,897	1,048,470
Executive Vice President	2010	420,000		-		214,200	136,206	397,688	6,675	1,174,769
and Chief Financial	2009	380,005	(6)	-		230,000	706,950	408,000	94,280	1,819,235
Officer

Debby R. Zurzolo	2011	404,500		-		202,150	194,175	194,160	15,471	1,010,456
Executive Vice President,	2010	392,500		-		214,200	136,206	371,648	11,745	1,126,299
General Counsel and,	2009	375,000		-		69,000	70,695	382,500	17,613	914,808
Secretary

Max S. Byfuglin	2011	358,000		-		202,150	194,175	77,865	18,087	850,277
President	2010	342,500		-		214,200	136,206	147,703	19,494	860,103
The Cheesecake Factory	2009	327,500		-		92,000	70,695	162,899	17,747	670,841
Bakery Incorporated(7)

(1)
Mr. Overton's salary increased from $782,000 to $850,000 effective June 30, 2009 in connection with the renegotiation of his employment agreement. The amount shown reflects his effective salary for fiscal year 2009.

(2)
Discretionary bonus paid under our 2005 Performance Incentive Plan for fiscal 2009.

(3)
Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. In accordance with SEC regulations, these amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year. Restricted stock and stock option awards are subject to vesting requirements.

(4)
"All other compensation" for fiscal 2011 includes the following:

Name	Automobile Program $(a)	Executive Savings Plan Contribution $(b)	Life Insurance $(c)	Executive Physical Exam $(d)	Total ($)
Mr. Overton	2,351	—	10,471	—	12,822
Mr. Jannini	9,717	—	2,652	—	12,369
Mr. Benn	4,691	3,075	1,971	2,160	11,897
Ms. Zurzolo	10,800	2,876	1,795	—	15,471
Mr. Byfuglin	14,400	964	2,723	—	18,087
(a)
Automobile Program: Each Named Executive Officer has the choice of a company-leased vehicle or automobile allowance. We assign imputed income, according to IRS regulations, for personal use of a company-leased vehicle.

(b)
Executive Savings Plan Contributions: Each of our Named Executive Officers is eligible to participate in our Executive Savings Plan, a nonqualified, deferred compensation plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled Nonqualified Deferred Compensation. We reinstituted our matching contribution under the

  Executive Savings Plan effective October 1, 2011 after suspending the matching contribution in May 2009. Mr. Jannini does not participate in our Executive Savings Plan. Mr. Overton made no contributions during fiscal 2011 that were eligible for a matching contribution.

(c)
Life Insurance: We provide group term life insurance to each of our Named Executive Officers on the same terms as all other salaried employees, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000. The IRS requires that the portion of the value of the policy exceeding $50,000 be deemed imputed income to the staff member.

(d)
Executive Physical Exam: Each of our Named Executive Officers is eligible for a company-paid executive physical examination every two years.
(5)
Mr. Jannini joined the Company as an executive officer on February 16, 2010 and was not a Named Executive Officer prior to that time. In accordance with SEC rules, no information is provided for fiscal 2009. His base salary for fiscal 2010 was $550,000; the amount shown is pro-rated based on his February 16, 2010 start date.

(6)
Mr. Benn joined the Company as an executive officer on January 19, 2009. His base salary for fiscal 2009 was $400,000; the amount shown is pro-rated based on his January 19, 2009 start date.

(7)
The Cheesecake Factory Bakery Incorporated is a wholly-owned subsidiary of The Cheesecake Factory Incorporated.

        For a description of the actions taken by the Compensation Committee with respect to base salaries of our Named Executive Officers for fiscal 2012, please see Base Salary in the Compensation Discussion and Analysis section of this Proxy Statement.

        For a description of the material terms of the Named Executive Officers' employment agreements, see the section entitled Employment Agreements in this Proxy Statement. For a description of the Company's Non-Equity Incentive Plan Compensation, see the section entitled Compensation Discussion and Analysis—Annual Cash Incentive Compensation in this Proxy Statement.

        For a discussion of our 2010 Incentive Plan and the Compensation Committee's determination of awards under this plan for our Named Executive Officers for fiscal 2011, please see Fiscal 2011 Performance Incentive Plan in the Compensation Discussion and Analysis included in this Proxy Statement. For the vesting schedules of outstanding options and restricted stock, please see Outstanding Equity Awards in this Proxy Statement.

Pension Benefits

        The Named Executive Officers did not receive any benefits from the Company under defined pension or defined contribution plans during the fiscal year ended January 3, 2012. None of our Named Executive Officers is currently eligible to participate in the Company's tax-qualified 401(k) plan.

Nonqualified Deferred Compensation

        Effective October 1999, we adopted The Cheesecake Factory Incorporated Executive Savings Plan in order to provide a tax-deferred savings vehicle to help us attract, retain and motivate executives with the essential qualifications to successfully manage our Company. This plan was amended and restated in its entirety on July 23, 2008 and further amended on January 1, 2009 ("Executive Savings Plan"). The Executive Savings Plan is a nonqualified deferred compensation plan for our Independent Directors and for our highly compensated executives, as defined in the Executive Savings Plan, who are otherwise ineligible to participate in our qualified defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The Executive Savings Plan allows our employee participants to defer the receipt of up to 25% of their base salaries and up to 100% of their eligible bonuses, and allows our Independent Directors to defer up to 100% of their director fees.

        In May 2009, we suspended our matching contribution under the Executive Savings Plan, which previously had been a cash contribution to the participants' accounts under the plan equal to 25% of the first 4% of salary and/or bonus deferred by the participating staff members. In October 2011, we reinstituted the Company's matching contribution to the Executive Savings Plan at a rate of 25% of the first 4% of deferred base salary or bonus. We do not provide a match for Independent Directors' deferrals. Our matching contributions vest 25% per year after the staff member's second year of participation in the Executive Savings Plan, such that staff members with five years of service with us would be 100% vested in our matching contributions. Staff member deferrals and our matching contribution, if any, are deposited into a "rabbi" trust established by us, and the funds are generally invested in individual variable life insurance contracts owned by us, which are specifically designed to informally fund savings plans of this nature.

        The following table shows the compensation earned in fiscal 2011 that was deferred into the Executive Savings Plan by each Named Executive Officer during fiscal 2011.

Name	Executive Contributions in Fiscal 2011 $(1)	Company Contributions in Fiscal 2011 $(2)	Aggregate Earnings/(Losses) in Fiscal 2011 $	Aggregate Withdrawals or Distributions in Fiscal 2011 $	Aggregate Balance at January 3, 2012 $

David Overton	-	-	(2,054)	(106,761)	94,610

Michael E. Jannini	-	-	-	-	-

W. Douglas Benn	259,727	3,075	11,817	-	574,467

Debby R. Zurzolo	88,446	2,876	19,232	(67,713)	191,374

Max S. Byfuglin	35,740	964	(44,599)	-	945,762

(1)
These amounts are reported as compensation earned by the Named Executive Officers in the Summary Compensation Table. The "Executive Contributions" total is included in the "Salary" or "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table, depending on the source of the deferral for each executive.

(2)
The Company resumed matching contributions on October 1, 2011 after suspending matching contributions in May 2009.

Grants of Plan-Based Awards in Fiscal 2011

        The following table shows all restricted shares and stock options to acquire shares of our common stock granted to Named Executive Officers under the 2010 Stock Plan during fiscal 2011, as well as the range of potential non-equity performance incentive awards that were achievable in fiscal 2011 under our 2010 Incentive Plan.

		Non-Equity 2010 Incentive Plan Awards for Fiscal 2011(1)			Restricted Stock and Option Awards

Name	Grant Date	Threshold $(2)	Target $	Maximum $	All Other Restricted Stock Awards: Number of Shares of Stock or Units #(3)	All Other Stock Option Awards: Number of Securities Underlying Options #(3)	Exercise or Base Price of Stock Option Awards $/Sh	Grant Date Fair Value of Restricted Stock and Stock Option Awards $(4)

David Overton	-	$154.406	$823,500	$1,441,125	-	-	-	-
	1/6/2011	-	-	-	-	100,000	$31.10	$1,294,500
	1/6/2011	-	-	-	30,000	-	-	$933,000
	3/3/2011	-	-	-	11,000	-	-	$322,520

Michael E. Jannini	-	$74,156	$395,500	$692,125	-	-	-	-
	1/6/2011	-	-	-	-	20,000	$31.10	$258,900
	1/6/2011	-	-	-	8,000	-	-	$248,800

W. Douglas Benn	-	$48,668	$259,560	$454,230	-	-	-	-
	1/6/2011	-	-	-	-	15,000	$31.10	$194,175
	1/6/2011	-	-	-	6,500	-	-	$202,150

Debby R. Zurzolo	-	$45,506	$242,700	$424,725	-	-	-	-
	1/6/2011	-	-	-	-	15,000	$31.10	$194,175
	1/6/2011	-	-	-	6,500	-	-	$202,150

Max S. Byfuglin	-	$40,275	$214,800	$375,900	-	-	-	-
	1/6/2011	-	-	-	-	15,000	$31.10	$194,175
	1/6/2011	-	-	-	6,500	-	-	$202,150

(1)
For actual amounts paid under the 2010 Incentive Plan for fiscal 2011, see the column entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table included in this Proxy Statement. For more information on our annual performance bonus program under the 2010 Incentive Plan for fiscal 2011, see the section entitled Annual Incentive Compensation in the Compensation Discussion and Analysis section of this Proxy Statement. The maximum performance incentive award payable to any one executive under the 2010 Incentive Plan is $2.5 million.

(2)
Based on minimum achievement of the Operating Income objective only. For information regarding this performance objective, see the section entitled Annual Incentive Compensation in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)
All restricted stock grants other than the grant to Mr. Overton on March 3, 2011 vest at a rate of 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant. All stock options shown, other than Mr. Overton's stock options, vest at a rate of 20% per year, commencing on the first anniversary date of the grant date, and expire eight years from the grant date. Mr. Overton's March 3, 2011 restricted stock grant vested on March 3, 2012 following the achievement of the related performance objective (i.e., (i) 12 months from the date of grant if the Company achieves specified earnings per share for fiscal 2011, or (ii) 24 months from the date of grant if the Company achieves specified earnings per share for fiscal 2011 plus fiscal 2012). Mr. Overton's stock options vest 20% per year beginning on the first anniversary of the grant date, and such vesting is subject to acceleration upon separation from service for any reason other than "cause."

(4)
The grant date fair value was computed in accordance with the provisions of FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended January 3, 2012 for information regarding the valuation of equity awards.

Outstanding Equity Awards

        The following table shows all outstanding stock options and restricted shares held by the Named Executive Officers as of January 3, 2012, the last day of fiscal 2011.

	Stock Option Awards					Restricted Share Awards

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable(1)		Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested #(2)	Market Value of Shares or Units of Stock That Have Not Vested $(3)

David Overton(4)	97,500	-		20.00	2/6/13	-	-
	225,000	-		29.36	12/31/13	-	-
	62,196	-		32.32	1/3/15	-	-
	80,000	20,000	(4a)	25.10	1/4/17	-	-
	50,000	-		25.10	1/4/17	-	-
	80,000	20,000	(4b)	21.17	1/3/18	-	-
	40,000	60,000	(4c)	16.48	5/7/17	-	-
	40,000	160,000	(4d)	21.42	1/7/18	-	-
	-	100,000	(4e)	31.10	1/6/19	-	-
	-	-		-	-	50,000	$1,468,000
	-	-		-	-	30,000	$880,800
	-	-		-	-	11,000	$322,960

Michael E. Jannini(5)	20,000	80,000	(5a)	24.69	3/4/18	-	-
	-	20,000	(5b)	31.10	1/6/19	-	-
	-					50,000	$1,468,000
						8,000	$234,880

W. Douglas Benn(6)	60,000	90,000	(6a)	9.20	2/5/17	-	-
	3,000	12,000	(6b)	21.42	1/7/18	-	-
	-	15,000	(6c)	31.10	1/6/19	-	-
	-	-		-	-	25,000	$734,000
	-	-		-	-	10,000	$293,600
	-	-		-	-	6,500	$190,840

Debby R. Zurzolo(7)	7,500	-		22.40	2/27/12	-	-
	33,750	-		20.00	2/6/13	-	-
	15,000	-		20.00	2/6/13	-	-
	67,500	-		29.36	12/31/13	-	-
	25,000	-		32.32	1/3/15	-	-
	25,000	-		36.87	1/4/16	-	-
	20,000	5,000	(7a)	25.10	1/4/17	-	-
	20,000	5,000	(7b)	21.17	1/3/18	-	-
	6,000	9,000	(7c)	9.20	2/5/17	-	-
	3,000	12,000	(7d)	21.42	1/7/18	-	-
	-	15,000	(7e)	31.10	1/6/19	-	-
	-	-		-	-	7,500	$220,200
	-	-		-	-	10,000	$293,600
	-	-		-	-	6,500	$190,840

Max S. Byfuglin(8)	22,500	-		20.00	2/6/13	-	-
	37,500	-		29.36	12/31/13	-	-
	30,000	-		32.32	1/3/15	-	-
	30,000	-		36.87	1/4/16	-	-
	10,000	-		38.24	2/6/16	-	-
	24,000	6,000	(8a)	25.10	1/4/17	-	-
	24,000	6,000	(8b)	21.17	1/3/18	-	-
	6,000	9,000	(8c)	9.20	2/5/17	-	-
	3,000	12,000	(8d)	21.42	1/7/18	-	-
	-	15,000	(8e)	31.10	1/6/19	-	-
	-	-		-	-	10,000	$293,600
	-	-		-	-	10,000	$293,600
						6,500	$190,840

(1)
All options listed above vest at a rate of 20% per year, with the exception of a portion of the stock options granted to Mr. Overton in fiscal 2007, which vested at a rate of 33 1/3% per year as to 50,000 shares and a grant of 15,000 shares made to Ms. Zurzolo in fiscal 2003, which vested at a rate of 33 1/3% per year.

(2)
Restricted shares listed above for Mr. Overton are subject to a three-year cliff vesting schedule plus an additional performance requirement as to 50,000 shares, 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grants as to 30,000 shares, and a one-year cliff vesting schedule plus an additional performance requirement as to 11,000 shares. Restricted shares listed above for Messrs. Jannini, Benn and Byfuglin and Ms. Zurzolo vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant.

(3)
The fair market value of restricted shares is computed by multiplying the closing market price of our common stock on the last trading day of fiscal 2011 (i.e., $29.36 on January 3, 2012) by the number of restricted shares that have not yet vested.

(4)
The vesting dates of options held by Mr. Overton that were not exercisable as of our fiscal 2011 year-end are as follows: (a) 20,000 options vested on 1/4/12; (b) 20,000 options will vest on 1/3/13 (c) 20,000 options will vest on each of 5/7/12, 5/7/13, and 5/7/14; and (d) 40,000 options vested on 1/7/12, and 40,000 options will vest on each of 1/7/13, 1/7/14, and 1/7/15; and (e) 20,000 options vested on 1/6/12, and 20,000 options will vest on each of 1/6/13, 1/6/14, 1/6/15, and 1/6/16.

(5)
The vesting dates of options held by Mr. Jannini that were not exercisable as of our fiscal 2011 year-end are as follows: (a) 20,000 options will vest on each of 3/4/12, 3/4/13, 3/4/14, and 3/4/15; and (b) 5,000 options vested on 1/6/12, 5,000 options will vest on each of 1/6/13, 1/6/14, 1/6/15, and 1/6/16.

(6)
The vesting dates of options held by Mr. Benn that were not exercisable as of our fiscal 2011 year-end are as follows: (a) 30,000 options vested on 2/5/12, and 30,000 options will vest on each of 2/5/13 and 2/5/14; and (b) 3,000 options vested on 1/7/12, and 3,000 options will vest on each of 1/7/13, 1/7/14, and 1/7/15; and (c) 3,000 options vested on 1/6/12, and 3,000 options will vest on each of 1/6/13, 1/6/14, 1/6/15, and 1/6/16.

(7)
The vesting dates of options held by Ms. Zurzolo that were not exercisable as of our fiscal 2011 year-end are as follows: (a) 5,000 options vested on 1/4/12; (b) 5,000 options will vest on 1/3/13; (c) 3,000 options vested on 2/5/12, and 3,000 options will vest on each of 2/5/13 and 2/5/14; and (d) 3,000 options vested on 1/7/12, and 3,000 options will vest on each of 1/7/13, 1/7/14 and 1/17/15; and (e) 3,000 options vested on 1/6/12, and 3,000 options will vest on each of 1/6/13, 1/6/14, 1/6/15, and 1/6/16.

(8)
The vesting dates of options held by Mr. Byfuglin that were not exercisable as of our fiscal 2011 year-end are as follows: (a) 6,000 options vested on 1/4/12; (b) 6,000 options will vest on 1/3/13; (c) 3,000 options vested on 2/5/12 and 3,000 options will vest on each of 2/5/13 and 2/5/14; and (d) 3,000 options vested on 1/7/12 and 3,000 options will vest on each of 1/7/13, 1/7/14, and 1/7/15; and (e) 3,000 options vested on 1/6/12 and 3,000 options will vest on each of 1/6/13, 1/6/14, 1/6/15, and 1/6/16.

        On January 5, 2012, the Compensation Committee approved grants of equity awards to each of the Named Executive Officers under the terms of our 2010 Stock Plan, as follows:

Name	Number of Stock Options	Number of Shares of Restricted Stock

David Overton	170,000	45,000

Michael E. Jannini	20,000	8,000

W. Douglas Benn	18,500	7,500

Debby R. Zurzolo	15,000	6,500

Max S. Byfuglin	15,000	6,500

        The stock options were granted at an exercise price of $29.29 per share, which was the fair market value of our common stock on the date of grant. The options vest as to 20% of the shares on each of January 5, 2013, 2014, 2015, 2016 and 2017, and have terms of eight years. The restricted shares vest as to 60% of the shares on January 5, 2015 and as to 20% of the shares on each of January 5, 2016 and 2017.

        Please see Equity Compensation in the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding the grants set forth above.

Option Exercises and Stock Vested

        The following table shows all stock options exercised in fiscal 2011 by Named Executive Officers. No shares of restricted stock vested during fiscal 2011.

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise $(1)

David Overton	75,000	$532,506

Debby R. Zurzolo	19,500	$175,470

Max S. Byfuglin	45,000	$224,022

(1)
The value realized upon exercise is equal to the difference between the market price of our common stock at exercise and the exercise price of the options.

        The following table shows stock options exercised by Named Executive Officers and shares of restricted stock that vested from January 4, 2012, the first day of fiscal 2012, through the Record Date:

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise $(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting $(2)

David Overton	50,000	$522,540	11,000	$323,070

W. Douglas Benn	—	—	15,000	$465,150

Debby R. Zurzolo	56,250	$575,746	4,500	$139,545

Max S. Byfuglin	31,500	$433,142	6,000	$186,060

(1)
The value realized upon exercise is equal to the difference between the market price of our common stock at exercise and the exercise price of the options.

(2)
The value realized upon vesting is equal to the fair market value of the shares on the vesting date.

Employment Agreements

        David Overton.    On July 14, 2009, the Compensation Committee approved an employment agreement with David Overton, our Chairman of the Board and Chief Executive Officer ("Overton Employment Agreement"). On February 29, 2012, the Compensation Committee approved an amendment to the Overton Employment Agreement that extended the term of the agreement to December 31, 2013 and provided that any further extension of the Employment Agreement shall be by mutual consent of the Company and Mr. Overton. The Overton Employment Agreement replaced a prior employment agreement with us that expired upon approval of the new agreement. A summary of the material terms of the Overton Employment Agreement, as amended, is set forth below. Such summary is qualified in its entirety by reference to the definitive terms of the agreement and the amendment thereto. A copy of the Overton Employment Agreement is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 20, 2009 and a copy of the amendment thereto is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 6, 2012. Capitalized terms used without other definition in this summary have the same meanings set forth in the Overton Employment Agreement, as amended.

        The Overton Employment Agreement, as amended, has a term beginning June 30, 2009 and ending on December 31, 2013, but terminates automatically upon Mr. Overton's death or Permanent Disability, as defined in the agreement. Under the Overton Employment Agreement, and effective June 30, 2009, we paid Mr. Overton a salary at the initial annualized rate of $850,000, which may be subject to increase at the discretion of the Compensation Committee. Please see the Compensation Discussion and Analysis section of this Proxy Statement for information regarding Mr. Overton's salary history. While employed full-time by us, Mr. Overton is eligible to participate in our non-equity performance incentive plans for executive officers, and participate equitably with other executive officers in any of our plans relating to pension, thrift, profit sharing, life insurance, disability income insurance, medical coverage, education or other retirement or employee benefits. He is also entitled to receive an annual paid vacation in accordance with our general administrative policy, all other fringe benefits which are now or may be provided to our executive officers and reimbursement of his reasonable business expenses.

        During the term of the Overton Employment Agreement, and at the discretion of the Compensation Committee, Mr. Overton is eligible for future grants of options to purchase our common stock, restricted shares or other equity incentives under our equity incentive plans. If on the Date of Termination of his employment any installment of nonqualified stock options to purchase shares of our common stock granted to Mr. Overton pursuant to the 2001 Stock Plan on or subsequent to December 29, 2004 and prior to May 7, 2009 are not then exercisable and Mr. Overton's employment has not terminated for Cause, that installment will become immediately exercisable subject to expiration as set forth in such Plan or any option agreement.

        If Mr. Overton's employment with us terminates for any reason other than for Cause, death or Permanent Disability, or if Mr. Overton voluntarily resigns his employment with us for a Good Reason, then we, following the Date of Termination and for the Term of the agreement, shall (i) continue payment of Mr. Overton's then existing salary, (ii) continue to provide Mr. Overton with an automobile at the comparable level provided to him prior to the Date of Termination, (iii) pay him a performance achievement bonus under the Company's bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, that is proportionately adjusted to take into account the period of his actual service during the fiscal year in which his employment is terminated, subject to certain limitations as more fully described in the agreement, and (iv) at our expense, continue on behalf of Mr. Overton and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided to Mr. Overton, on the terms and conditions set forth in the agreement.

        In addition to all amounts otherwise payable under the agreement, we will pay Mr. Overton, during his lifetime or in the event of his death to his designated beneficiary, a Founder's Retirement Benefit in the annual amount of $650,000 for a period of ten years, payable in equal monthly installments, as further described in the Overton Employment Agreement.

        For potential payments by us to Mr. Overton upon termination or change of control, see Potential Payments upon Termination or Change of Control below.

        Michael E. Jannini.    On February 11, 2010, we entered into an employment agreement with Michael E. Jannini, our President. The agreement has an initial term of two years and will be extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless either of the parties gives notice not to extend at least 90 days prior to the expiration date. Under the agreement, we paid Mr. Jannini a base salary in fiscal 2010 at an annual rate equal to $550,000. Please see the Compensation Discussion and Analysis section of this Proxy Statement for information regarding Mr. Jannini's salary history. His annual salary may not be decreased without his consent unless the annual salaries of all other executive officers are proportionately decreased. In accordance with the agreement, on March 4, 2010, Mr. Jannini received an initial grant of 100,000 non-qualified stock options at an exercise price of $24.69, which was equal to the fair market value of our common stock on the date of grant, and which vest 20% each year over a five-year period on the anniversary dates of the grant date. In addition, on March 4, 2010, we granted Mr. Jannini 50,000 restricted shares of our common stock with restrictions lapsing at the rate of 60% on the third anniversary date of the grant date and 20% on each of the fourth and fifth anniversary dates of the grant date.

        We also reimbursed Mr. Jannini for reasonable relocation expenses to assist in his relocation to the greater Los Angeles Metropolitan area, in addition to a one-time payment of $65,000. The agreement provides that Mr. Jannini is eligible to participate in the Company's bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, and equitably with other executive officers in any of our plans relating to pension, profit sharing, disability income insurance, life insurance, education, or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers. The agreement further provides that Mr. Jannini and his dependents are entitled to participate in, and we will pay a portion of his premiums for, medical care insurance with respect to himself and his dependants to the extent provided to our other executive officers, and based upon the most comprehensive medical, dental and vision insurance plans offered to such other executive officers. Mr. Jannini is also entitled to participate in any automobile leasing or car allowance program maintained by us for executive officers and to receive all other fringe benefits that are provided to our executive officers. In addition, the agreement provides for certain benefits upon termination of Mr. Jannini's employment under certain circumstances, including in connection with a change of control of the Company, as defined in the agreement.

        W. Douglas Benn.    On January 19, 2009, we entered into an employment agreement with W. Douglas Benn, Executive Vice President and Chief Financial Officer. The agreement has an initial term of two years and will be extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless either of the parties gives notice not to extend at least 90 days prior to the expiration date. Under the agreement, we will pay Mr. Benn a base salary in fiscal 2009 at an annual rate equal to $400,000. The Compensation Committee determines any future adjustments to his base salary. Please see the Compensation Discussion and Analysis section of this Proxy Statement for information regarding Mr. Benn's salary history. Mr. Benn's annual salary may not be decreased without his consent unless the annual salaries of all other executive officers are proportionately decreased. In accordance with the agreement, on February 5, 2009, Mr. Benn received an initial grant of 150,000 non-qualified stock options at an exercise price equal to the fair market value of our common stock on the date of grant, which vest 20% each year over a five-year period on the anniversary dates of the grant date. In addition, on February 5, 2009, we granted Mr. Benn 25,000 restricted shares of our stock with restrictions lapsing at the rate of 60% on the third anniversary date of the grant date and 20% on each of the fourth and fifth anniversary dates of the grant date.

        We also reimbursed Mr. Benn for reasonable relocation expenses to assist in his relocation to the greater Los Angeles Metropolitan area, in addition to a one-time payment of $80,000. The agreement provides that Mr. Benn is eligible to participate in our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, and equitably with other executive officers in any of our plans relating to pension, profit sharing, disability income insurance, life insurance, education, or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers. The agreement further provides that Mr. Benn and his dependents are entitled to participate in and we will pay a portion of Mr. Benn's premiums for medical care insurance with respect to himself and his dependants to the extent provided to our other executive officers, and based upon the most comprehensive medical, dental and vision insurance plans offered to such other executive officers. Mr. Benn is also entitled to participate in any automobile leasing or car allowance program maintained by us for executive officers and to receive all other fringe benefits that are provided to our executive officers. In addition, the agreement provides for certain benefits upon termination of Mr. Benn's employment under certain circumstances, including in connection with a change of control of the Company, as defined in the agreement.

        Max S. Byfuglin; Debby R. Zurzolo.    On March 27, 2006, we entered into employment agreements with each of Max S. Byfuglin, President of The Cheesecake Factory Bakery Incorporated, a wholly-owned subsidiary of ours; and Debby R. Zurzolo, Executive Vice President, General Counsel and Secretary. These agreements were amended on December 4, 2007, and further amended on December 30, 2008. Mr. Byfuglin's and Ms. Zurzolo's agreements each have an initial term of two years and will be extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless any of the parties give notice not to extend at least 90 days prior to the expiration date. Under each of these agreements, the Compensation Committee determines any future adjustments to these base salaries, but the executive's annual salary may not be decreased without the executive's consent unless the annual salaries of all other executive officers are proportionately decreased. Please see the Compensation Discussion and Analysis section of this Proxy Statement for information regarding Mr. Byfuglin's and Ms. Zurzolo's salary histories. In addition, the agreement provides for certain benefits upon termination of the executive's employment under certain circumstances, including in connection with a change of control of the Company, as defined in the agreement.

        In fiscal 2008, the Compensation Committee approved an amendment to the employment agreements of Mr. Byfuglin and Ms. Zurzolo to comply with the requirements of Section 409A and regulations thereunder. Each agreement provides that the executive will be eligible to participate in our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, and equitably with other executive officers in any of our other plans relating to pension, profit sharing, life insurance, medical coverage, education or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers. Each agreement further provides that we will pay the executive's portion of premiums for medical care insurance with respect to the executive and his or her immediate family members to the extent provided to our other executive officers, and based upon the most comprehensive medical insurance plan offered to such other executive officers. The agreements each provide that the executive is entitled to participate in any automobile leasing or car allowance program maintained by us for executive officers and to receive all other fringe benefits that are provided to our executive officers.

Potential Payments upon Termination or Change of Control

        Chief Executive Officer.    Pursuant to the Overton Employment Agreement, if Mr. Overton's employment is terminated for any reason (other than for "cause" (as defined in the agreement), death or permanent disability or if he voluntarily resigns from his employment for other than for a "good reason" (as defined in the agreement)), he or his estate will be entitled to receive, through December 31, 2013, continued payment of his then-existing base salary on the same schedule as corresponds to the regular Company payroll dates in effect on his termination date. In addition, Mr. Overton shall be entitled to (i) a Company car at the comparable level provided to him prior to his termination date, (ii) payment of a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, that is proportionately adjusted to take into account the period of his actual service during our fiscal year in which the his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is not inconsistent with Section 162(m) of the Code and the regulations thereunder; and (iii) continuation on behalf of Mr. Overton and his dependents and beneficiaries, the life insurance, disability, medical, dental and hospitalization benefits provided to him at any time during the 90-day period prior to his termination date, or to other similarly situated employees who continue in our employment through December 31, 2013.

        If, on Mr. Overton's termination date, any installment of non-qualified stock options to purchase shares of our common stock granted to him pursuant to the 2001 Stock Plan on or subsequent to December 29, 2004 and prior to May 7, 2009 are not then exercisable and his employment is not terminated for "cause" (as defined in the agreement), then such options shall become immediately exercisable subject to expiration as set forth in the 2001 Stock Plan or any option agreement.

        Mr. Overton will also be entitled to an annual founder's retirement benefit payable during his lifetime and to his estate in the event of his death in the amount of $650,000 for a period of ten years, payable in equal monthly installments, beginning at the later of December 31, 2013 (the end of the term of the agreement) or at least six months and one day after his separation from service. The founder's retirement benefit is an unfunded, unsecured promise to pay benefits in the future, and Mr. Overton shall have no right or interest in any of our specific assets by virtue of this obligation.

        The following table shows the potential payments upon termination of employment or a change of control for Mr. Overton. The table assumes that (i) the triggering event took place on January 3, 2012, the last business day of our fiscal 2010; (ii) the intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on January 3, 2012 by the number of unvested option shares; (iii) a performance incentive bonus was earned in fiscal 2011 at the level set forth in the Summary Compensation table; and (iv) the Overton Employment Agreement extends through December 31, 2013.

CEO POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL
AS OF JANUARY 3, 2012

David Overton	Payout upon a "Change in Control" (no termination) on 1/3/2012	Payout if terminated without cause or upon voluntary termination for good reason	Payout if terminated for death or disability	Payout upon voluntary resignation for no good reason or termination for cause or retirement(5)

Cash Severance(1)	0	1,824,917	0	0

Pro-Rata Bonus(2)	0	658,800	0	0

Intrinsic Value of Equity Acceleration(3)	5,212,960	3,422,000	3,422,000	0

Benefits and Other Perquisites	0	4,689	0	0

Health & Welfare Benefits	0	28,258	0	0

Gross-up on Excise Tax	0	0	0	0

Founders Retirement Benefit(4)	0	5,555,714	5,555,714	5,555,714

Total CEO Termination Payment	$5,212,960	$11,494,378	$8,977,714	$5,555,714

(1)
Cash severance is comprised of payment of $915,000 annual salary through December 31, 2013.

(2)
Performance objectives for the fiscal year must be satisfied to receive payment. Reflects amount actually paid for performance achievement bonus under 2010 Incentive Plan for fiscal 2011.

(3)
Assumes accelerated vesting for all options and restricted stock awards scheduled to vest after termination.

(4)
Upon termination, Mr. Overton is entitled to receive $650,000 over each of the next ten years. The amount in this column represents the net present value of that benefit, calculated using a 3.28% discount rate and 12 monthly payments for each year.

(5)
For purposes of this table, "retirement" is considered to be our termination of Mr. Overton's employment other than for cause.

        In addition to the payments set forth above, Mr. Overton's estate or designated beneficiary would be eligible to receive $750,000 in life insurance proceeds upon his death. This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70.

        Michael E. Jannini.    Pursuant to our employment agreement with Mr. Jannini described above, he will be entitled to a severance payment in cash equal to one times his base salary (or one-half times such salary if termination is by reason of death) if, during the term of the agreement, we terminate his employment (i) for any reason other than for "cause" (as defined in the agreement), including by reason of death or permanent disability; (ii) if within 18 months after a change of control, as defined in the agreement, we terminate his employment (whether or not the term of the agreement ended without renewal) for any reason other than for cause; or (iii) if he terminates the agreement at any time in connection with the occurrence of a "constructive termination," as defined in the agreement. Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for Mr. Jannini and his dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that he obtains any such benefits pursuant to his subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Section 409A and the regulations thereunder. In addition, all installments of options to purchase shares of our common stock that are scheduled to become exercisable within 36 months of his termination date would become exercisable and vest as of such termination date. The agreement further provides that we will pay Mr. Jannini a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers that is adjusted proportionately to take into account the period of actual employment during the fiscal year in which his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is consistent with Section 162(m) of the Code and the regulations thereunder.

        W. Douglas Benn.    Pursuant to our employment agreement with Mr. Benn described above, he will be entitled to a severance payment in cash equal to one times his base salary (or one-half times such salary if termination is by reason of death) if during the term of the agreement, we terminate his employment (i) for any reason other than for "cause" (as defined in the agreement), including by reason of death or permanent disability; (ii) if within 18 months after a change of control, as defined in the agreement, we terminate his employment (whether or not the term of the agreement ended without renewal) for any reason other than for cause; or (iii) if he terminates the agreement at any time in connection with the occurrence of a "constructive termination," as defined in the agreement. Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for Mr. Benn and his dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that he obtains any such benefits pursuant to his subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Section 409A and the regulations thereunder. In addition, all installments of options to purchase shares of our common stock that are scheduled to become exercisable within 36 months of his termination date would become exercisable and vest as of such termination date. The agreement further provides that we will pay Mr. Benn a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers that is adjusted proportionately to take into account the period of actual employment during the fiscal year in which his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is consistent with Section 162(m) of the Code and the regulations thereunder. Should Mr. Benn under his agreement be subject to any excise tax in connection with the "excess parachute payment" provisions of the Code, he will be entitled to receive an additional "gross-up" payment from us such that the after-tax proceeds of the payment to him will be sufficient to pay any such excise tax in full.

        Max S. Byfuglin; Debby R. Zurzolo.    Pursuant to our employment agreements with Mr. Byfuglin and Ms. Zurzolo described above, each executive will be entitled to a severance payment in cash equal to one times the executive's base salary (or one-half times such salary if termination is by reason of death) if during the term of the agreement, we terminate the executive's employment (i) for any reason other than for "cause" (as defined in each agreement), including by reason of death or permanent disability; (ii) if within 18 months after a change of control, as defined in each agreement, we terminate the executive's employment (whether or not the term of the agreement ended without renewal) for any reason other than for cause; or (iii) if the executive terminates the agreement at any time within 60 days of the occurrence of a "constructive termination," as defined in each agreement. Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for the executive and his or her dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that the executive obtains any such benefits pursuant to the executive's subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Section 409A and the regulations thereunder. In addition, all installments of options to purchase shares of our common stock that are scheduled to become exercisable within 24 months of the executive's termination date would become exercisable and vest as of such termination date. Each agreement further provides that we will pay the executive a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers that is adjusted proportionately to take into account the period of actual employment during the fiscal year in which the executive's employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is consistent with Section 162(m) of the Code and the regulations thereunder. Should the executive under each of the agreements be subject to any excise tax in connection with the "excess parachute payment" provisions of the Code, then the executive will be entitled to receive an additional "gross-up" payment from us such that the after-tax proceeds of the payment to the executives will be sufficient to pay any such excise tax in full.

        Exercisability of Options on Change in Control.    In addition to the terms of the employment agreements described above, under the option grants made to executive officers pursuant to the 2001 Stock Plan, all options become exercisable upon a "change of control" (as defined in the 2001 Stock Plan) if such change of control occurs prior to the executive's termination of employment. With respect to restricted shares granted to such executives in fiscal 2010 and fiscal 2011, the restrictions shall lapse upon a change of control. With respect to option grants made to executive officers pursuant to the 2010 Stock Plan, if there is no assumption or continuation of some or all of the outstanding stock options upon a "change of control" (as defined in the 2010 Stock Plan), the 2010 Stock Plan Committee may, in its discretion, provide for acceleration of such options immediately before such change in control.

        Potential Payments upon Termination or Change of Control.    The following table shows the potential payments upon termination of employment or a change of control for Mr. Benn, Mr. Jannini, Mr. Byfuglin and Ms. Zurzolo. The table assumes that (i) the triggering event took place on January 3, 2012, the last business day of our fiscal 2011; (ii) the intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on January 3, 2012 by the number of unvested option shares; and (iii) a performance incentive bonus was earned under the 2010 Incentive Plan in fiscal 2011 at the level set forth in the Summary Compensation table for each individual.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL
AS OF JANUARY 3, 2012

Named Executive Officer	Payout upon a "Change in Control" (no termination) on 1/3/2012	Additional payout if terminated for any reason other than "cause" within 18 months after a "Change in Control" on 1/3/2012	Payout if resignation is within 60 days of the occurrence of a "Constructive Termination" that is not a "Change in Control"(3)	Payout upon disability	Payout upon death	Payout upon voluntary resignation that is not a Constructive Termination or termination for cause or retirement

Michael E. Jannini
Cash Severance	0	565,000	565,000	565,000	282,500	0
Pro-Rata Bonus(1)	0	316,400	316,400	316,400	316,400	0
Intrinsic Value of Equity Acceleration(2)	2,076,480	0	280,200	280,200	280,200	0
Health & Welfare Benefits	0	7,396	7,396	7,396	7,396	0
Gross-up on Excise Tax	0	0	0	0	0	0
Michael E. Jannini Total	$2,076,480	$888,796	$1,168,996	$1,168,996	$886,496	$0

W. Douglas Benn
Cash Severance	0	432,000	432,000	432,000	216,000	0
Pro-Rata Bonus(1)	0	207,648	207,648	207,648	207,648	0
Intrinsic Value of Equity Acceleration(2)	3,128,120	0	1,885,860	1,885,860	1,885,860	0
Health & Welfare Benefits	0	14,759	14,759	14,759	14,759	0
Gross-up on Excise Tax	0	0	0	0	0	0
W. Douglas Benn Total	$3,128,120	$654,407	$2,540,267	$2,540,267	$2,324,267	$0

Debby R. Zurzolo
Cash Severance	0	404,500	404,500	404,500	202,250	0
Pro-Rata Bonus(1)	0	194.160	194.160	194.160	194.160	0
Intrinsic Value of Equity Acceleration(2)	981,360	103,200	271,800	271,800	271,800	0
Health & Welfare Benefits	0	7,396	7,396	7,396	7,396	0
Gross-up on Excise Tax	0	0	0	0	0	0
Debby R. Zurzolo Total	$981,360	$709,256	$877,856	$877,856	$675,606	$0

Max S. Byfuglin
Cash Severance	0	358,000	358,000	358,000	179,000	0
Pro-Rata Bonus(1)	0	77,865	77,865	77,865	77,865	0
Intrinsic Value of Equity Acceleration(2)	1,054,760	123,840	292,440	292,440	292,440	0
Health & Welfare Benefits	0	7,396	7,396	7,396	7,396	0
Gross-up on Excise Tax	0	0	0	0	0	0
Max S. Byfuglin Total	$1,054,760	$567,101	$735,701	$735,701	$556,701	$0

Total Termination Payments (including those for Mr. Overton (see CEO table above))	$12,453,680	$14,313,938	$16,817,198	$14,400,534	$13,420,784	$5,555,714

(1)
Performance objectives for the fiscal year must be satisfied to receive payment. Reflects actual amounts paid for performance achievement bonus under 2010 Incentive Plan for fiscal 2011.

(2)
Assumes accelerated vesting for all options scheduled to vest 36 months after termination for Messrs. Benn and Jannini and 24 months after termination for Ms. Zurzolo and Mr. Byfuglin.

(3)
For Messrs. Benn and Jannini, represents payout if resignation is within 30 days of the occurrence of a "Constructive Termination" that is not a "Change in Control."

        In addition to the payments set forth above, upon the death of a Named Executive Officer, that officer's estate or designated beneficiar(ies) would be eligible to receive life insurance proceeds in the amount of one times the officer's annual base salary, up to $750,000. This life insurance benefit is provided to all salaried employees on the same terms and conditions as our Named Executive Officers and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000.

REPORT OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

        The following Audit Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference thereto.

        As more fully described in its charter, the Audit Committee oversees the Company's financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of the Company's consolidated financial statements by the Company's independent auditors. The Audit Committee approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditors for fiscal 2011, and the stockholders ratified that selection at the 2011 annual meeting of stockholders. Management has the primary responsibility for the Company's financial statements and the financial reporting process, including the Company's system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company's audited financial statements for fiscal 2011 with management and PwC. Management and PwC have represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee reviewed with PwC such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Audit Committee has discussed with PwC the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant's communications with the audit committee concerning independence. The Audit Committee discussed with PwC the overall scope and plans for its audit. The Audit Committee periodically meets with PwC, with and without management present, to discuss the results of its audit, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        Based upon these reviews and discussions, the Audit Committee has approved the recommendation of Company management that the audited consolidated financial statements for the fiscal year ended January 3, 2012 be included in the Company's Annual Report on Form 10-K filed with Securities and Exchange Commission.

Dated: February 20, 2012	Respectfully submitted,
Thomas L. Gregory, Chair Alexander L. Cappello David B. Pittaway*
*On March 1, 2012, Mr. Pittaway succeeded Mr. Gregory as Chair of the Audit Committee. Mr. Gregory remains a member of the Audit Committee.

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders and Management

        The following table sets forth certain information regarding the beneficial ownership as of the Record Date (April 4, 2012) of our common stock by each person known to us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; each of our current directors and director nominees; our Named Executive Officers; and all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Total Outstanding(3)
Wellington Management Company LLP(4)	4,873,174	9.0%
BlackRock, Inc.(5)	3,984,933	7.4%
The Vanguard Group, Inc.(6)	2,865,146	5.3%
Named Executive Officers, Directors and Director nominees:
David Overton(7)	4,339,756	8.0%
Alexander L. Cappello(8)	178	*
Thomas L. Gregory(9)	53,661	*
Jerome I. Kransdorf(10)	48,764	*
Laurence B. Mindel(11)	0	*
David B. Pittaway(12)	8,222	*
Herbert Simon(13)	100,000	*
Michael E. Jannini(14)	110,000	*
W. Douglas Benn(15)	152,404	*
Debby R. Zurzolo(16)	224,381	*
Max S. Byfuglin(17)	248,995	*
All executive officers and directors as a group (11 persons)(18)	5,286,361	9.8%

*
Less than 1% of the issued and outstanding shares.

(1)
Unless otherwise indicated in the footnotes below, the address for all beneficial owners included in this table is c/o The Cheesecake Factory Incorporated, 26901 Malibu Hills Road, Calabasas Hills, California 91301.

(2)
The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power plus any shares that the person has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on 54,002,564 shares outstanding as of the Record Date.

(4)
Wellington Management Company, LLP ("Wellington"), in its capacity as investment advisor, may be deemed to beneficially own 4,873,174 shares of the Company held of record by clients of Wellington. Wellington has shared power to vote or direct the vote of 3,456,373 shares and shared power to dispose of or to direct the disposition of 4,873,174 shares. The foregoing information is based solely on an amendment to Schedule 13G filed by Wellington on February 14, 2012 under the Securities Exchange Act of 1934. The address for Wellington is 280 Congress Street, Boston, MA 02210.

(5)
BlackRock, Inc. has sole voting and dispositive power with respect to 3,984,933 shares. The foregoing information is based solely on an amendment to Schedule 13G filed by BlackRock, Inc. on

  February 13, 2012 under the Securities Exchange Act of 1934. The address for BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(6)
The Vanguard Group, Inc. ("Vanguard"), in its capacity as investment advisor, may be deemed to beneficially own 2,865,146 shares of the Company held of record by clients of Vanguard. Vanguard has sole power to vote or direct the vote of 77,532 shares, sole power to dispose of or to direct the disposition of 2,787,614 shares and shared power to dispose of or to direct the disposition of 77,532 shares. The foregoing information is based solely on a Schedule 13G filed by Vanguard on February 10, 2012 under the Securities Exchange Act of 1934. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Mr. Overton is a Named Executive Officer and a director of the Company. Includes 125,000 restricted shares held directly; and 3,192,170 shares held by the David Overton Family Trust of which Mr. Overton is the trustee. Also includes 60,211 shares held by Mr. Overton's spouse as trustee for the Sheila A. Overton Living Trust and 187,679 shares held by the David M. Overton 2011 Gift Trust U/T/A dated 11/23/11 for the benefit of Mr. Overton's son, of which Mr. Overton's spouse is the trustee. Mr. Overton disclaims beneficial ownership of the shares owned by his spouse and by the Gift Trust. Also includes 774,696 shares that Mr. Overton has the right to acquire upon the exercise of options exercisable within 60 days of April 4, 2012. For additional information regarding Mr. Overton's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(8)
Mr. Cappello is a director of the Company. Includes 178 shares held by Mr. Cappello's children for which his spouse acts as custodian.

(9)
Mr. Gregory is a director of the Company. Includes 4,875 shares held by the Gregory Family Trust, of which Mr. Gregory and his spouse are trustees. Also includes 48,786 shares that Mr. Gregory has a right to acquire upon exercise of options exercisable within 60 days of April 4, 2012.

(10)
Mr. Kransdorf is a director of the Company. Includes 6,250 shares held directly and 42,514 shares that Mr. Kransdorf has a right to acquire upon exercise of options exercisable within 60 days of April 4, 2012.

(11)
Mr. Mindel is a director of the Company and was appointed to the Board effective March 2, 2012.

(12)
Mr. Pittaway is a director of the Company. All shares are held directly.

(13)
Mr. Simon is a director of the Company. All shares are held directly.

(14)
Mr. Jannini is a Named Executive Officer. Includes 66,000 restricted shares held directly and 44,000 shares that Mr. Jannini has the right to acquire upon the exercise of options exercisable within 60 days of April 4, 2012. For additional information regarding Mr. Jannini's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(15)
Mr. Benn is a Named Executive Officer. Includes 34,000 restricted shares held directly; an additional 14,404 shares held directly; 5,000 shares held by Mr. Benn's IRA; and 99,000 shares that Mr. Benn has a right to acquire upon exercise of options exercisable within 60 days of April 4, 2012. For additional information regarding Mr. Benn's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(16)
Ms. Zurzolo is a Named Executive Officer. Includes 26,000 restricted shares held directly; 757 shares held by Ms. Zurzolo's SEP IRA; and 17,124 shares held by Ms. Zurzolo as trustee of the Debby R. Chinski Living Trust. Also includes 180,500 shares that Ms. Zurzolo has the right to acquire upon the exercise of options exercisable within 60 days of April 4, 2012. For additional information regarding Ms. Zurzolo's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(17)
Mr. Byfuglin is a Named Executive Officer. Includes 27,000 restricted shares held directly; 51,495 shares held by The Byfuglin Family Trust, of which Mr. Byfuglin and his wife are trustees; and 170,500 shares that Mr. Byfuglin has the right to acquire upon the exercise of options exercisable within 60 days of April 4, 2012. For additional information regarding Mr. Byfuglin's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(18)
Includes 1,359,996 shares that our executive officers and directors have the right to acquire upon the exercise of options exercisable within 60 days of April 4, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding 10% or more of our common stock ("Section 16 reporting persons") are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish us with copies of such reports. Specific due dates for these reports have been established by the SEC, and we are required to report in this Proxy Statement any failure to file on a timely basis by such persons. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 3, 2012, all Section 16 reporting persons complied with all Section 16(a) filing requirements, except one Form 4 in connection with a grant of restricted stock to Mr. Overton on March 3, 2011 was filed two days late due to a clerical error.

10b5-1 Trading Plans

        Each of our officers and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1 ("Rule 10b5-1 Trading Plan"). We also may enter into a Rule 10b5-1 Trading Plan for the automatic trading of our securities with respect to any stock repurchase plan from time to time. We disclose in our public filings with the SEC whether we have a Rule 10b5-1 Trading Plan currently in effect.

Stockholder Proposals for the 2013 Annual Meeting of Stockholders

        Any stockholder proposal intended to be included in our Proxy Statement under SEC Rule 14a-8 for the 2013 annual meeting of stockholders must be received by us for inclusion in the Proxy Statement and form of proxy for that meeting on or before December 21, 2012.

        For a stockholder proposal to be presented at an annual meeting (other than a proposal intended to be included in our proxy statement under SEC Rule 14a-8), the stockholder must comply with the applicable provisions of our Bylaws. In general, these provisions require that notice must be made by a stockholder of record on the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that the notice must be received (i) not earlier than January 31, 2013, and (ii) not later than March 2, 2013; provided that, in the event that the 2013 annual meeting is called for a date that is not within 30 days before or after the anniversary date of the 2012 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2012 annual meeting was mailed or public disclosure of the date of the 2012 annual meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2013 annual meeting. The foregoing summary does not purport to be a complete description of all of the provisions of our Bylaws pertaining to stockholder nominations. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to Ms. Zurzolo, our Secretary, at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section in this Proxy Statement entitled Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.

Availability of Annual Report and Form 10-K

        Accompanying this Proxy Statement is our Annual Report to Stockholders for the fiscal year ended January 3, 2012, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Annual Report is not incorporated into this Proxy Statement and is not proxy soliciting material.

        We make available on our website at www.thecheesecakefactory.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the Securities and Exchange Commission. These reports can be found under "All SEC Filings" in the "Financial Information" portion of the "Investors" section of our website. We will provide to any stockholder without charge, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended January 3, 2012. Such requests should be addressed to:

Jill S. Peters
 Vice President, Investor Relations
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301

Adjournment of the 2012 Annual Meeting of Stockholders

        In the event there are not sufficient votes to approve any proposal incorporated in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies that are being solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

Other Matters

        We currently know of no other matters to be submitted at the 2012 Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.

By Order of the Board of Directors,

/s/ Debby R. Zurzolo

Debby R. Zurzolo
 Secretary

Calabasas Hills, California
April 20, 2012

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your proxy by the Internet, telephone or by returning the proxy card by mail. If you are able to attend the meeting and you wish to vote your shares in person, the proxy is revocable.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and posted. To vote by the Internet or telephone, first read the accompanying Proxy Statement and then follow the instructions below:
VOTE BY INTERNET		VOTE BY TELEPHONE
1.	Go to www.proxyvote.com.	1.	Using a touch-tone telephone, call 1-800-690-6903.
2.	Follow the step-by-step instructions provided.	2.	Follow the step-by-step instructions provided.

IF YOU PLAN TO ATTEND THE MEETING

Attendance will be limited to stockholders. Admission will be on a first-come, first-served basis. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in bank or brokerage accounts ("street name" holders) will need to obtain and bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please do not return your Proxy Card if you voted by telephone or Internet.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0000141265_1 R1.0.0.11699 THE CHEESECAKE FACTORY INCORPORATED ATTN: JILL PETERS 26901 MALIBU HILLS ROAD CALABASAS HILLS, CA 91301 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 1a David Overton 1b Alexander L. Cappello 1c Thomas L. Gregory 1d Jerome I. Kransdorf 1e Laurence B. Mindel 1f David B. Pittaway 1g Herbert Simon The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year 2012, ending January 1, 2013. 3 To approve, by non-binding vote, the advisory resolution on executive compensation. NOTE: In addition, to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation or partnership, please sign full corporate or partnership name by authorized person.

0000141265_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . THE CHEESECAKE FACTORY INCORPORATED Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (“Company”) for use at its Annual Meeting of Stockholders (“Meeting”) to be held on May 31, 2012 at 10:00 A.M. Pacific Daylight Time at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, or any adjournment or postponement thereof. The undersigned hereby appoints Debby R. Zurzolo and Jill S. Peters, or either one of them, as the “Named Proxies” with the full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on April 4, 2012 at the Meeting or at any adjournment or postponement thereof, on the proposals set forth on the reverse side. This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2 AND 3. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice dated April 20, 2012 of the 2012 Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Meeting is acknowledged. IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE. PLEASE REFER TO THE REVERSE SIDE OF THIS PROXY CARD FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. Continued and to be signed on reverse side